UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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MFA Financial, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2021
To the Stockholders of MFA Financial, Inc.:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of MFA Financial, Inc., a Maryland corporation (“MFA,” “we” or “our”), on Wednesday, June 2, 2021, at 2:00 p.m. Eastern Time. This year the Annual Meeting is being held for the following purposes:
(1)
To elect the two (2) nominees named in the proxy statement to serve on MFA’s Board of Directors (the “Board”) until our 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualify;

(2)	To consider and vote upon the ratification of the appointment of KPMG LLP as MFA’s independent registered public accounting firm for the fiscal year ending December 31, 2021;
(3)	To consider and vote upon an advisory (non-binding) resolution to approve MFA’s executive compensation as disclosed in the proxy statement; and
(4)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
In light of public health concerns resulting from the global COVID-19 pandemic, this year’s Annual Meeting will once again be a virtual meeting that will be held over the Internet. We believe the use of the Internet to host the Annual Meeting will also enable expanded stockholder participation. You will be able to attend the Annual Meeting, submit your questions and, if you are a record holder of our common stock or proxy for a record holder, vote your shares during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/MFA2021 and entering your 16-digit control number.
The close of business on April 7, 2021, has been fixed by the Board as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.
Whether or not you plan to virtually attend the Annual Meeting, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to MFA by using our dedicated Internet voting website, our toll-free telephone number or, if you prefer, the mail. By submitting your proxy voting instructions promptly, either by Internet, telephone or mail, you can help MFA avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you virtually attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares over the Internet at the virtual meeting.
In order to submit proxy voting instructions prior to the Annual Meeting, you have the option of authorizing your proxy (a) through the Internet at www.proxyvote.com and following the instructions described on the notice and access card previously mailed to you or on your proxy card, (b) by toll-free telephone at 1-800-690-6903 and following the prompts on the automated voting system or (c) by completing, signing and dating your proxy card and returning it promptly in the postage-prepaid envelope provided.
Your proxy is being solicited by the Board.
By Order of the Board

Harold E. Schwartz Secretary
New York, New York April 21, 2021

ii

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2021
GENERAL INFORMATION
This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of MFA Financial, Inc., a Maryland corporation (“MFA,” the “Company,” “we,” “our” or “us”), for exercise at MFA’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 2, 2021, at 2:00 p.m. Eastern Time, or at any postponement or adjournment thereof. In light of public health concerns resulting from the global COVID-19 pandemic, the Annual Meeting will be a virtual meeting of stockholders to be held over the Internet. This means that you will be able to attend the Annual Meeting, submit questions and, if you are a record holder of our shares or a proxy for a record holder, vote your shares during the Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/MFA2021.
If a proxy is properly authorized, submitted without specifying any instructions thereon and not revoked prior to the Annual Meeting, the shares of our common stock, par value $0.01 per share (the “Common Stock”), represented by such proxy will be voted (i) FOR the election of the two (2) nominees for director named in this Proxy Statement to serve on the Board until our 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021, and (iii) FOR the advisory (non-binding) resolution to approve our executive compensation as disclosed in this Proxy Statement (“Say-on-Pay”). As to any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.
This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about April 21, 2021.
ANNUAL REPORT
This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2020 (the “2020 Annual Report to Stockholders”), which includes financial statements audited by KPMG LLP, our independent registered public accounting firm, and their report thereon, dated February 23, 2021.
VOTING INFORMATION
Record Date and Outstanding Shares
Stockholders will be entitled to one vote for each share of Common Stock held of record at the close of business on April 7, 2021 (the “Record Date”), with respect to (i) the election of the two (2) directors named in this Proxy Statement to serve on the Board until our 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021, (iii) the advisory (non-binding) Say-on-Pay vote and (iv) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponement or adjournment thereof.
As of the Record Date, we had issued and outstanding 446,527,321 shares of Common Stock.
Ownership of Shares
Stockholders may own shares of Common Stock in one or more of the following ways: (i) directly in their name as the stockholder of record, (ii) indirectly through a broker, bank or other intermediary in “street name” or (iii) indirectly through the Company’s 401(k) Savings Plan (the “401(k) Plan”).

If shares of Common Stock are registered directly in the stockholder’s name, we are sending proxy materials directly to the stockholder. As the holder of record, the stockholder has the right to give their proxy directly to our tabulating agent or to vote electronically during the virtual Annual Meeting via webcast. If the stockholder holds their shares in street name, the stockholder’s broker, bank or other intermediary is sending proxy materials to them, and they may direct the intermediary how to vote on their behalf by completing the voting instruction form that accompanies the proxy materials or following the instructions in the notice they received. If the stockholder holds shares through the Company’s 401(k) Plan, the proxy includes shares of Common Stock that the 401(k) Plan has credited to the participant’s account.
Internet Availability of Proxy Materials
We utilize a “notice and access” model rather than mailing full sets of proxy materials to all of our stockholders, as we believe, among other things, that the Company benefits from the reduced costs associated with this method of delivery. Thus, pursuant to rules of the Securities and Exchange Commission (“SEC”), we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials to all our stockholders. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2020 Annual Report to Stockholders, on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set of such materials can be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.
How to Vote
In order to submit proxy voting instructions prior to the Annual Meeting, stockholders have the option to authorize their proxy by Internet, telephone or mail. Stockholders are requested to authorize a proxy to vote their shares of our Common Stock during the virtual Annual Meeting via webcast by using the dedicated Internet voting website or toll-free telephone number provided for this purpose. Specific instructions regarding the Internet and telephone voting options are described on the Notice Regarding the Availability of Proxy Materials previously mailed to you and/or on your proxy card. Alternatively, stockholders may authorize their proxy by completing, signing and dating their proxy card and returning it in the postage-prepaid envelope provided. Stockholders who authorize their proxy by using the Internet or telephone voting options do not need to also return a proxy card.
To allow sufficient time for the 401(k) Plan trustee to vote, the trustee must receive voting instructions for shares of Common Stock held through the plan by 11:59 p.m. New York City time on Thursday, May 27, 2021. If the trustee does not receive voting instructions from the 401(k) Plan participant by that date, the trustee will not vote the participant’s shares. Accordingly, Internet and telephone voting are available through 11:59 p.m. Eastern Time on Thursday, May 27, 2021, for shares held in the 401(k) Plan. Internet and telephone voting are available through 11:59 p.m. Eastern Time on Tuesday, June 1, 2021, for all other shares.
Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to the attention of our Secretary at MFA Financial, Inc., One Vanderbilt Avenue, 48th Floor, New York, New York 10017, (ii) authorizing a later proxy by Internet or telephone or submitting a later-dated proxy card or (iii) voting electronically during the Annual Meeting via webcast. Attending the virtual Annual Meeting via webcast will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes electronically during the Annual Meeting.
Attending the Annual Meeting
You may attend the virtual Annual Meeting via webcast if you are a stockholder of record, a proxy of a stockholder of record or a beneficial owner of our Common Stock with evidence of ownership.
Quorum and Required Vote
The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum.

Assuming a quorum is present, the business scheduled to come before the Annual Meeting will require the following affirmative votes:
(i)	with respect to the election of directors, a majority of the total votes cast for and against the election of each nominee;
(ii)	with respect to the ratification of the appointment of our independent registered public accounting firm, a majority of the votes cast on the proposal; and
(iii)	with respect to the advisory (non-binding) Say-on-Pay vote, a majority of the votes cast on the proposal.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present.
An abstention is the voluntary act of directing your proxy to abstain or attending the meeting in person and marking a ballot to abstain.
A broker non-vote occurs when a nominee (i.e., a broker) holding shares for a beneficial owner has not received instructions from the beneficial owner on a particular proposal for which the nominee is not permitted to exercise discretionary voting power under New York Stock Exchange (the “NYSE”) rules, and therefore, the nominee does not cast a vote on the proposal.
Under NYSE rules, brokers are not permitted to vote shares held in their clients’ accounts on elections of directors or the non-binding Say-on-Pay vote (each of which is considered a non-routine matter), unless, in each case, the client (as beneficial owner) has provided voting instructions to the broker. The ratification of the appointment of our independent registered public accounting firm is, however, a proposal for which brokers do have discretionary voting authority. If you hold your shares in “street name” (i.e., through a broker or other nominee), your broker or nominee will not vote your shares on non-routine matters unless you provide instructions on how to vote your shares. You can instruct your broker or nominee how to vote your shares by following the voting procedures provided by your broker or nominee.
Abstentions do not count as votes cast on the election of directors, the ratification of the appointment of KPMG LLP or the advisory (non-binding) Say-on-Pay vote and will have no effect on the results of such proposals.
Broker non-votes, if any, do not count as votes cast on the election of directors, the ratification of the appointment of KPMG LLP or the advisory (non-binding) Say-on-Pay vote.

CORPORATE GOVERNANCE
Role of the Board
Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of the Board. The Board is responsible for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of the Board keep informed of our business by participating in meetings of the Board and its committees, by, among other things, reviewing analyses, reports and other materials provided to them and through discussions with our chief executive officer (“CEO”) and other executive officers.
Board Leadership Structure
We currently separate the roles of Chairman of the Board and CEO, with the chairmanship held by a non-executive independent director. Under our Bylaws, the Chairman of the Board does not automatically serve as CEO, and the Chairman may be an executive or non-executive of the Company. At present, our Board believes that the separation of roles, while not required, fosters clear accountability and enhances the Board’s oversight of and independence from management, as well as assisting the Board’s ability to carry out its roles and responsibilities on behalf of stockholders. The Board also believes that the current leadership structure fosters effective decision-making and alignment on corporate strategy. In addition, the Board believes that separation of the Chairman and CEO roles strengthens risk management and allows our CEO to focus more of his time and energy on day-to-day management and operations of the business.
Role of the Non-Executive Chairman
George H. Krauss, an independent director, currently serves as our Chairman of the Board. Among other things, the Chairman of the Board: (1) presides at all meetings of the Board; (2) has the authority to call, and will lead, meetings and executive sessions of our independent and non-management directors; (3) consults with the CEO and the Board committee chairs in establishing the agenda for Board and Board committee meetings; (4) helps facilitate communication between the CEO and the Board; (5) acts as a liaison between the Board and management; (6) confirms the Board has a process of periodically assessing the effectiveness of the Board, its committees and individual directors and management; and (7) performs such other functions as may be designated from time to time. The Chairman of the Board is elected annually by a majority of the directors then serving on the Board at the first meeting of the Board following the annual meeting of stockholders.
Board’s Role in Risk Oversight
The Board is responsible for the oversight of MFA’s risk management. The Board oversees and monitors MFA’s risk management framework and reviews risks that may be material to us. As part of this oversight process, the Board periodically receives reports from management on areas of material risk to MFA, including operational, financial, interest rate, liquidity, credit, market, legal and regulatory, accounting, strategic, cyber (i.e., data protection and information security) and personnel risks. The Board receives these reports from the appropriate sources within MFA to enable it to understand our risk identification, risk management and risk mitigation strategies. To the extent applicable, the Board and its committees coordinate their risk oversight roles. As part of its written charter, the Audit Committee of the Board periodically discusses guidelines and policies to govern the process by which risk assessment and risk management, including major financial risk exposures, are undertaken by MFA and its management, and the Compensation Committee of the Board oversees our compensation programs to ensure that they do not encourage unnecessary or excessive risk taking. The principal goal of these processes is to achieve thoughtful Board-level attention to (i) our risk management process and framework, (ii) the nature of the material risks we face, (iii) the adequacy of our risk management process and framework designed to identify, respond to and mitigate these risks and (iv) as necessary or appropriate, possible changes to our risk management process and framework to react to a fluid business environment.
Director Independence
MFA’s Corporate Governance Guidelines (the “Governance Guidelines”), which have been adopted and are periodically reviewed by the Board, provide that a majority of the directors serving on the Board must be independent as affirmatively determined by the Board in accordance with the rules and standards established by the NYSE. In addition, as permitted under the Governance Guidelines, the Board has also adopted certain additional categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. Based upon its review of all relevant facts and circumstances, the Board has affirmatively determined that seven of our eight current directors, James A. Brodsky, Laurie S. Goodman, Robin Josephs, George H. Krauss, Francis J. Oelerich III, Lisa Polsky and Richard C. Wald, qualify as independent directors under the NYSE listing standards and the Independence Standards. Craig L. Knutson, by virtue of his position as our CEO and President, is not an independent director.
The Independence Standards can be found on our website at www.mfafinancial.com.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors, officers and employees. The Code of Conduct was designed to assist directors, officers and employees in complying with the law, in resolving certain moral and ethical issues that may arise in the performance of their duties and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable laws, conflicts of interest, use and protection of our assets, confidentiality, communications with the public, internal accounting controls, improper influence on the conduct of audits, records retention, fair dealing, discrimination and harassment, and health and safety. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Code of Conduct and will recommend, as appropriate, proposed changes to the Code of Conduct to the Board.
The Code of Conduct can be found on our website at www.mfafinancial.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to the attention of our Secretary at MFA Financial, Inc., One Vanderbilt Avenue, 48th Floor, New York, New York 10017.
Corporate Governance Guidelines
General. The Board has adopted the Governance Guidelines, which address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Governance Guidelines are Board composition, Board functions and responsibilities, Board committees, director qualification standards, director resignations, director retirements, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and Board and committee performance evaluations. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Governance Guidelines and will recommend to the Board, as appropriate, proposed changes to the Governance Guidelines.
The Governance Guidelines can be found on our website at www.mfafinancial.com. We will also provide the Governance Guidelines, free of charge, to stockholders who request them. Requests should be directed to the attention of our Secretary at MFA Financial, Inc., One Vanderbilt Avenue, 48th Floor, New York, New York 10017.
Majority Voting for Directors/Director Resignation Policy. Our Bylaws provide that a nominee for director will be elected by receiving the affirmative vote of a majority of the total votes cast for and against the election of such nominee in a non-contested election (i.e., where the number of nominees is the same as the number of directors to be elected).
Under the terms of our Governance Guidelines, if a nominee for director who is an incumbent director is not elected by the vote required in our Bylaws, the director is required to promptly tender to the Board his or her offer to resign from the Board. Upon recommendation of the Nominating and Corporate Governance Committee, the Board, excluding such individual, will decide whether or not to accept such offer to resign, and thereafter, it will promptly and publicly disclose its decision. If the Board determines not to accept the director’s offer to resign, the director will continue to serve on the Board until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The Board may consider any factors it deems relevant in deciding whether to accept a director’s resignation.
In a contested election, the director nominees who receive a plurality of votes cast are elected as directors. Under the plurality standard, the number of individuals equal to the number of directorships to be filled who receive more votes than other nominees are elected to the board, regardless of whether they receive a majority of votes cast.
Director Retirement Policy. The Governance Guidelines provide that no person who has reached the age of 75 at the time of their election or appointment may be elected or appointed as a director.

Review and Approval of Transactions with Related Persons
The Board has adopted written policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers, stockholders beneficially owning greater than 5% of our outstanding capital stock or immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant rules of the SEC (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:
Policies
•
Any covered related party transaction must be approved by the Board or by a committee of the Board consisting solely of disinterested directors. In considering the transaction, the Board or committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to the Company.

•	On at least an annual basis, the Board or committee will monitor the transaction to assess whether it is advisable for the Company to amend or terminate the transaction.
Procedures
•
Management or the affected director or executive officer will bring the matter to the attention of the Chair of the Audit Committee or, if the Chair of the Audit Committee is the affected director, to the attention of the Chair of the Nominating and Corporate Governance Committee.

•	The appropriate committee Chair shall determine whether the matter should be considered by the Board or by a committee of the Board consisting solely of disinterested directors.
•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.
•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.
•
If a transaction that has been entered into without prior approval is not ratified, the Board or committee may consider additional action, in consultation with counsel, including, but not limited to, with respect to transactions that are pending or ongoing, termination of the transaction on a prospective basis or modification of the transaction in a manner that would permit it to be ratified by the Board or committee, and with respect to transactions that are completed, rescission of such transaction and/or disciplinary action.

Identification of Director Candidates
In accordance with the Governance Guidelines and its charter, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating director candidates for the Board and for recommending director candidates to the Board for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are nominated to stand for election to the Board in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.
We seek highly-qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of the Board, our operating requirements and the interests of the Company. In accordance with the Governance Guidelines, director candidates should have experience in positions with a high degree of responsibility and decision making, be able to exercise good business judgment, be able to provide practical wisdom and mature judgment and be leaders in the companies or institutions with which they are affiliated. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, and recommends director candidates based upon contributions they can make to the Board and management and their ability to represent MFA’s long-term interests and those of its stockholders.

Although we do not have a formal written diversity policy, the Nominating and Corporate Governance Committee considers diversity of race, ethnicity, gender, age, cultural background, professional experiences and expertise and education in evaluating director candidates for Board membership. We believe that considerations of diversity are, and will continue to be, an important component relating to the Board’s composition as multiple and varied points of view contribute to a more effective decision-making process.
Upon determining the need for additional or replacement Board members, the Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or which it otherwise possesses, which may be supplemented by certain inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of the Board. If the Nominating and Corporate Governance Committee determines, in consultation with other directors, that a more comprehensive evaluation is warranted, the Nominating and Corporate Governance Committee may then obtain additional information about a director candidate’s background and experience, including by means of personal interviews. The Nominating and Corporate Governance Committee will then re-evaluate the director candidate using its evaluation criteria. The Nominating and Corporate Governance Committee receives input on such director candidates from other directors, and recommends director candidates to the Board for nomination. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.
The Nominating and Corporate Governance Committee accepts stockholder recommendations of director candidates and applies the same standards in considering director candidates submitted by stockholders as it does in evaluating director candidates recommended by members of the Board or management. Stockholders may make recommendations at any time, but recommendations of director candidates for consideration as director nominees at our next annual meeting of stockholders must be received not less than 120 days before the first anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders. Accordingly, to submit a director candidate for consideration for nomination at our 2022 Annual Meeting of Stockholders, stockholders must submit the recommendation, in writing, by no later than the close of regular business hours on December 28, 2021. The written notice must demonstrate that it is being submitted by a stockholder of MFA and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the stockholder must provide confirmation of each recommended director candidate’s consent to serve as a director and contact information for each director candidate so that his or her interest can be verified and, if necessary, to gather further information.
Communications with the Board
The Board has established a process by which stockholders and/or other interested parties may communicate in writing with our directors, a committee of the Board, the Board’s non-employee directors as a group or the Board generally. Any such communications may be sent to the Board by U.S. mail or overnight delivery and should be directed to the attention of our Secretary at MFA Financial, Inc., One Vanderbilt Avenue, 48th Floor, New York, New York 10017, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of our Secretary, are not required, however, to be forwarded to the directors. The Board has approved this communication process.
Executive Sessions of Independent Directors
The independent directors serving on the Board meet in executive session at least four times per year at regularly scheduled meetings of the Board. These executive sessions of the independent directors are presided over by George H. Krauss, in his capacity as the non-executive Chairman of the Board.
Corporate Responsibility: Social and Environmental Considerations
MFA understands the importance of incorporating environmental and social considerations into its business and day-to-day operations, and we appreciate the increased interest of our stockholders in these matters. We consider the interests of all our stakeholders — our stockholders, employees, lenders and other counterparties, vendors and community — in pursuing the long-term success and best interests of our business.

Social Considerations
MFA’s primary social considerations and impacts relate to our investment activity and human capital management, both of which are critical to our success as an organization.
Investment Activity
As a provider of private capital to the U.S. housing market through our investments in residential mortgages, our business enhances liquidity in the residential real estate mortgage markets and, in turn, facilitates home ownership in the United States. As of December 31, 2020, MFA had over $5.7 billion in aggregate mortgage and mortgage-related investments.
Human Capital Management
As an employer, we have a responsibility to our most important asset, our employees. We recognize the importance of ongoing communication and engagement with our employees through direct channels, facilitated by our small employee base. We are committed to providing our employees an engaging, supportive, and inclusive atmosphere in which to grow professionally and contribute. We are also committed to promoting equality and further increasing diversity within our workforce. In this regard, we are proud to have been one of 380 companies across 50 industries in 44 countries and regions that was included in the 2021 Bloomberg Gender-Equality Index, which recognizes companies committed to transparency in gender reporting and advancing gender equality. In addition, MFA has been certified as a 2021 Great Place to Work™ by Great Place to Work® Institute based on the results of a survey of our employees.
Finally, we pride ourselves on providing a wide selection of resources to protect our employees’ health, well-being, financial security and safety, and work-life balance, including:
Compensation, Retirement and Income Protection	•	Competitive base salary and bonus potential
	•	Equity compensation plan
	•	401(k) plan with company matching contribution
	•	Company-paid short-term and long-term disability insurance
	•	Company-paid group term life and accidental death & dismemberment insurance
	•	Student loan repayment assistance program
	•	Child care reimbursement program

Health, Wellness and Community	•	Company-subsidized medical insurance
	•	Company-paid dental and vision insurance
	•	Flexible spending accounts for health, dependent care, commuting and parking expenses
	•	Paid parental leave
	•	Paid vacation, personal and sick days and Federal holidays
	•	Gym reimbursement program
	•	Employee assistance program
	•	Charitable contribution matching program
	•	W@M — Women at MFA employee network
	•	Paid time off for participation in volunteer activities

Professional Education and Development	•	Tuition reimbursement for career-related college and continuing education courses
	•	Reimbursement of costs for pursuing and maintaining job-related professional licenses, including prep course and exam fees
	•	Reimbursement for membership in career-related professional organizations and associations

Business Continuity and Disaster Recovery	•	Active business continuity and disaster recovery program to identify and remediate threats to our operations and employees
	•	Company maintains two dedicated and fully functional co-location facilities usable in the event our principal office is unusable
	•	Annual company-wide disaster recovery drill
Environmental Considerations
As an investment management firm with 59 office-based employees based in a single, principal location, our business operations have a relatively modest impact on the environment. Nonetheless, we strive to use resources efficiently and responsibly.
Our efforts to reduce our environmental impact include:
•	Headquarters located in a LEED-certified building
•	Office cleaning and pest control conducted with specific green products
•	Mandated recycling program for glass, metal, paper and plastic products
•	Recycling of electronic equipment and ink cartridges
•	Energy Star® printers
•	Motion sensor control lighting in certain areas
•	Motion sensor faucets and toilets
•	Water coolers
•	Compostable and recycled kitchen products

BOARD AND COMMITTEE MATTERS
Board of Directors
The Board is responsible for directing the management of our business and affairs. The Board conducts its business through meetings and actions taken by unanimous written consent in lieu of meetings. During the year ended December 31, 2020, the Board held 22 meetings and acted 16 times by unanimous consent in lieu of a meeting. Each of our directors then serving on the Board attended at least 75% of the meetings of the Board (and of the Board’s committees on which they then served) that were held in 2020. All directors then serving on the Board attended our 2020 Annual Meeting of Stockholders. The Board’s policy, as set forth in our Governance Guidelines, is to encourage and promote the attendance by each director at all scheduled meetings of the Board and all meetings of our stockholders.
Committees of the Board
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
Audit Committee. Laurie S. Goodman (Chair), Robin Josephs, Francis J. Oelerich III and Lisa Polsky are currently the members of the Audit Committee. The Board has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of audit committee members, the Governance Guidelines, the Independence Standards and the written charter of the Audit Committee. The Board has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” beginning on page 16 of this Proxy Statement for a description of their respective backgrounds and experience), that each of Ms. Goodman, Ms. Josephs, Mr. Oelerich and Ms. Polsky qualifies as an “audit committee financial expert” for purposes of, and as defined by, SEC rules and has the requisite accounting or related financial management expertise required by the NYSE listing standards. In addition, the Board has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. During 2020, the Audit Committee met seven times.
The Audit Committee is responsible for, among other things, engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements. In accordance with its charter, the Audit Committee has a policy requiring that the terms of all auditing and non-auditing services to be provided by our independent registered public accounting firm be pre-approved by the Audit Committee. The Audit Committee also reviews and evaluates the scope of all non-auditing services to be provided by our independent registered public accounting firm in order to confirm that such services are permitted by the rules and/or regulations of the NYSE, the SEC, the Financial Accounting Standards Board or other similar governing bodies. The specific responsibilities of the Audit Committee are set forth in its charter, which can be found on our website at www.mfafinancial.com.
Compensation Committee. Robin Josephs (Chair), James A. Brodsky and Richard C. Wald are currently the members of the Compensation Committee. The Board has determined that all of the members of the Compensation Committee are independent as required by the NYSE listing standards, the Governance Guidelines, the Independence Standards and the written charter of the Compensation Committee. During 2020, the Compensation Committee met five times and acted eight times by unanimous consent in lieu of a meeting.
The Compensation Committee is responsible for, among other things, overseeing the design, approval, administration and evaluation of MFA’s compensation plans, policies and programs and reviewing and establishing the compensation of our directors and executive officers. The specific responsibilities of the Compensation Committee are set forth in its charter, which can be found on our website at www.mfafinancial.com.
Compensation Committee Interlocks and Insider Participation. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Nominating and Corporate Governance Committee. George H. Krauss (Chair), James A. Brodsky, Laurie S. Goodman and Francis J. Oelerich III are currently the members of the Nominating and Corporate

Governance Committee. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Governance Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. During 2020, the Nominating and Corporate Governance Committee met three times and acted once by unanimous consent in lieu of meeting.
The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the director nominees to stand for election by our stockholders, recommending to the Board the directors to serve on each of the Board’s committees, developing and recommending to the Board the corporate governance principles and guidelines applicable to the Company and directing the Board in an annual review of its performance. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which can be found on our website at www.mfafinancial.com.
We will provide the charter of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, free of charge, to stockholders who request them. Requests should be directed to the attention of our Secretary at MFA Financial, Inc., One Vanderbilt Avenue, 48th Floor, New York, New York 10017.
Report of the Audit Committee
The Audit Committee of the Board is responsible for monitoring, on behalf of the Board, the integrity of our consolidated financial statements, our system of internal controls, the performance, qualifications and independence of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate the performance of and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board.
Management has the primary responsibility for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on our internal control over financial reporting. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of (i) our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and (ii) the effectiveness of our internal control over financial reporting and expressing an opinion with respect thereto. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on our internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.
During 2020, the Audit Committee held seven meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, KPMG LLP, our independent registered public accounting firm, and Grant Thornton LLP, our internal auditing firm.
The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020, and the related report prepared by KPMG LLP, with management and KPMG LLP. The Audit Committee discussed with KPMG LLP and Grant Thornton LLP the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed and discussed with management, KPMG LLP and Grant Thornton LLP management’s annual report on MFA’s internal control over financial reporting and the report prepared by KPMG LLP with respect to its audit of MFA’s internal control over financial reporting. The Audit Committee met with KPMG LLP and Grant Thornton LLP, with and without management present, to discuss the results of their examinations, their evaluations of MFA’s internal control environment and the overall quality of our financial reporting.

The Audit Committee reviewed and discussed with KPMG LLP its audit plan for MFA and their proposed implementation of this plan. The Audit Committee also discussed with KPMG LLP matters that independent accounting firms are required to communicate to audit committees under the rules of the SEC, generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of MFA’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16, as adopted by the PCAOB, which included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of MFA’s accounting principles as applied to financial reporting.
The Audit Committee also discussed with KPMG LLP its independence from the Company. KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and represented that it is independent from MFA. When considering the independence of KPMG LLP, the Audit Committee considered whether services provided by KPMG LLP, beyond those rendered in connection with its audit of MFA’s consolidated financial statements, its reviews of MFA’s interim condensed consolidated financial statements included in MFA’s quarterly reports on Form 10-Q and its audit of the effectiveness of MFA’s internal control over financial reporting, were compatible with maintaining its independence. The Audit Committee reviewed and approved the audit and other professional services performed by, and the amount of fees paid for such services to, KPMG LLP. The Audit Committee has adopted policies and procedures for the pre-approval of auditing and non-auditing services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee received periodic updates on the amount of fees and scope of audit and other professional services provided.
Based on the Audit Committee’s review and the outcome of these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to the Board, and the Board has approved, that MFA’s audited consolidated financial statements for the fiscal year ended December 31, 2020, be included in the Company’s Annual Report on Form 10-K filed with the SEC and 2020 Annual Report to Stockholders. The Audit Committee has also selected and appointed KPMG LLP as MFA’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and is presenting this appointment to the Company’s stockholders for ratification.
AUDIT COMMITTEE
Laurie S. Goodman, Chair	Francis J. Oelerich III
Robin Josephs	Lisa Polsky
The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended, or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Pursuant to the terms of its charter, the Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to the compensation of the non-employee directors (the “Non-Employee Directors”) on the Board.
At present, we have the following compensation program for Non-Employee Directors:
•	an annual cash retainer of $100,000, which retainer is payable in equal quarterly installments in arrears.
•	an annual grant to each director under the Company’s Equity Compensation Plan of fully-vested shares of our Common Stock or fully-vested restricted stock units (“RSUs”) with a grant value of $150,000.
•
an annual cash retainer for service on one or more committees of the Board pursuant to which each member of the Board’s (i) Audit Committee (other than the Audit Committee Chair) receives $15,000 per year, (ii) Compensation Committee (other than the Compensation Committee Chair) receives $15,000 per year and (iii) Nominating and Corporate Governance Committee (other than the Nominating and Corporate Governance Committee Chair) receives $5,000 per year. These fees are payable in equal quarterly installments in arrears.

•
an annual cash fee of (i) $35,000 per year paid to the Chair of the Board’s Audit Committee, (ii) $35,000 per year paid to the Chair of the Board’s Compensation Committee and (iii) $15,000 per year paid to the Chair of the Board’s Nominating and Corporate Governance Committee, which fees are payable in equal quarterly installments in arrears.

•	an additional annual grant to the non-executive Chairman of fully-vested shares of our Common Stock or fully-vested RSUs with a grant date value of $115,000.
Our Non-Employee Directors may also participate in our Fourth Amended and Restated 2003 Non-Employee Directors’ Deferred Compensation Plan (the “Non-Employee Directors Plan”), which allows participants to elect to defer receipt of 50% or 100% of their annual cash fees and to elect whether to receive their equity-based compensation in the form of fully-vested shares of our Common Stock or fully-vested RSUs. Under the Non-Employee Directors Plan, cash amounts deferred are considered to be converted into “stock units,” which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts (and the resultant stock units), together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time.

The following table summarizes the compensation of our Non-Employee Directors for the year ended December 31, 2020.
2020 Non-Employee Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock/RSU Awards ($)(2)	Total ($)(3)
Stephen R. Blank(4)	25,357	32,500	57,857
James A. Brodsky	120,000	150,000	270,000
Laurie S. Goodman	140,000	150,000	290,000
Robin Josephs	112,500	187,500	300,000
George H. Krauss	86,250	293,750	380,000
Francis J. Oelerich III	92,500	182,500	275,000
Lisa Polsky	115,000	150,000	265,000
Richard C. Wald(4).	63,269	150,000	213,269
(1)
Amounts in this column represent, as applicable, the annual board retainer fees, annual committee chair fees and committee membership fees earned or paid to Non-Employee Directors for service in 2020. For Mr. Brodsky, Ms. Goodman, Ms. Polsky and Mr. Wald, amount includes cash fees that the director elected to defer under the Non-Employee Directors Plan.

(2)
Amounts in this column represent the aggregate grant date fair value of such stock or RSU awards computed in accordance with FASB ASC Topic 718. During 2020, each non-employee director was granted 64,655 fully-vested RSUs on July 9, 2020 (based on a price per share of $2.32, which was the closing price of the Common Stock on such day). In addition, Mr. Krauss, our non-executive Chairman, was granted 44,922 fully-vested RSUs on July 20, 2020 (based on a price per share of $2.56, which was the closing price of the Common Stock on such day). A discussion of the assumptions underlying the calculation of RSU values may be found in Note 13 to our Consolidated Financial Statements on pages 119 to 121 of our 2020 Annual Report on Form 10-K.

For those directors who elected not to defer their cash fees for 2020 (the “Non-Deferring Directors”), the amounts in this column also include the quarterly installment of fees payable to such Non-Deferring Directors for the first quarter of 2020, which were paid in the form of Common Stock rather than cash. The grant of shares of Common Stock rather than the payment of cash to each of the Non-Deferring Directors was made to comply with the forbearance agreements that we entered into with certain of our lenders during the second quarter of 2020, which prohibited us from paying cash fees to our non-employee directors while such forbearance agreements were in place. Accordingly, on May 4, 2020, each of Mr. Blank, Ms. Josephs, Mr. Krauss and Mr. Oelerich was granted the following number of shares of Common Stock in respect of his or her director fees for the quarter ended March 31, 2020; which grant of shares was made in lieu of the payment of cash fees for such quarter: Mr. Blank, 19,697 shares $32,500; Ms. Josephs, 22,727 shares $37,500; Mr. Krauss, 17,424 shares ($28,750); and Mr. Oelerich, 19,697 shares ($32,500) (based on a price per share of $1.65, which was the closing price of the Common Stock on such day).
(3)
Total compensation for Non-Employee Directors does not include dividend equivalents (which consist of a cash distribution equal to the cash dividend paid on a share of Common Stock) paid during 2020 in respect of the fully-vested RSUs and shares of Common Stock granted to each Non-Employee Director.

(4)	Mr. Blank retired from the Board effective June 10, 2020. Mr. Wald was elected to the Board effective June 10, 2020.
*****
The following table summarizes certain additional information regarding cash amounts deferred by our Non-Employee Directors participating in the Non-Employee Directors Plan as of December 31, 2020.
Name	Fair Market Value of Deferred Amounts at Jan. 1, 2020(1) ($)	Cash Distribution Jan. 15, 2020 ($)	Remaining Deferred Amount after Jan. 15, 2020 Distribution(2) ($)	Fair Market Value of Deferred Amounts at Dec. 31, 2020(3) ($)
James A. Brodsky	749,888	—	749,888	569,546
Laurie S. Goodman	614,355	—	614,355	526,220
Robin Josephs	937,360	—	937,360	516,303
Lisa Polsky	—	—	—	149,983
Richard C. Wald	—	—	—	47,118
(1)
Amounts in this column represent the value of compensation deferred by the director (including cash dividend equivalents credited to outstanding stock units) from the inception of the individual director’s elected participation in the Non-Employee Directors Plan, less cash distributions, if any, made at the termination of any elected deferral and payment period before the effect of any distributions made during 2020. Amounts in this column represent the fair market value of stock units in the director’s deferred compensation account (including cash dividend equivalents credited to outstanding stock units) based on the closing price of the Common Stock of $7.65 per share as reported on the NYSE on December 31, 2019.

(2)	Amounts in this column represent the value of the director’s deferred compensation account under the Non-Employee Directors Plan following the distributions, if any, made on January 15, 2020.
(3)
Amounts in this column represent the fair market value at December 31, 2020, of stock units in the director’s deferred compensation account (including cash dividend equivalents credited to outstanding stock units) (based upon the closing price of the Common Stock of $3.89 per share reported on the NYSE on December 31, 2020) under the Non-Employee Directors Plan.

*****
The Non-Employee Directors are subject to a share retention/alignment requirement pursuant to which each Non-Employee Director is required to hold and maintain equity in MFA, which could include Common Stock and/or RSUs under the Non-Employee Directors Plan (collectively, the “Equivalent Shares”), in an amount equal to no less than 37,500 Equivalent Shares. Generally, this retention requirement must be met within five years after becoming a director. All of our directors have met this retention requirement.
The following table summarizes information regarding the number of Equivalent Shares owned by each of our current Non-Employee Directors as of the Record Date.
Name	Shares of Common Stock Beneficially Owned (#)	Restricted Stock Units Owned (#)	Total Number of Equivalent Shares Owned (#)
James A. Brodsky	94,832	149,291	244,123
Laurie S. Goodman	11,419	149,291	160,710
Robin Josephs	105,913	149,291	255,204
George H. Krauss	122,171	265,474	387,645
Francis J. Oelerich III	19,697	85,259	104,956
Lisa Polsky	-0-	64,655	64,655
Richard C. Wald	-0-	64,655	64,655
Non-employee directors are also eligible to receive other grants of Common Stock and phantom shares, as well as grants of stock options, under the Company’s Equity Compensation Plan. We also reimburse all Non-Employee Directors for reasonable travel and other expenses incurred in connection with attending Board, committee and stockholder meetings and other Company-sponsored events and/or other activities in which they engage or participate on our behalf. In addition, we provide all non-employee directors with up to $500,000 of accidental death and dismemberment insurance while traveling to or attending Board, committee and stockholder meetings and other Company-sponsored events. Directors who are employees of the Company (currently, only Mr. Knutson) are not entitled to receive additional compensation for serving on the Board.

1. ELECTION OF DIRECTORS
Board of Directors
In accordance with our Charter and Bylaws, the Board is currently comprised of eight (8) directors, James A. Brodsky, Laurie S. Goodman, Robin Josephs, Craig L. Knutson, George H. Krauss, Francis J. Oelerich III, Lisa Polsky and Richard C. Wald, and it is divided into three classes.
One class of directors is elected at each annual meeting of our stockholders for a term of three (3) years. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The term of the Board’s Class II directors expires at the Annual Meeting. The terms of the other two classes of directors expire at MFA’s 2022 annual meeting of stockholders (Class III directors) and MFA’s 2023 annual meeting of stockholders (Class I directors).
Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, Ms. Josephs and Mr. Knutson have been nominated by the Board to stand for election as Class II directors by the stockholders at the Annual Meeting to serve a term until our 2024 annual meeting of stockholders and until their respective successors are duly elected and qualify. Ms. Josephs and Mr. Knutson are currently directors of MFA, and each has consented to stand for election at the Annual Meeting. Mr. Krauss, a current Class II director, is not permitted to stand for re-election and is retiring from the Board as of the conclusion of the Annual Meeting in accordance with the Director Retirement Policy set forth in our Governance Guidelines (see page 5 of this Proxy Statement).
Upon recommendation of the Nominating and Corporate Governance Committee of the Board and the subsequent approval by the full Board, the Board determined in April 2021 to decrease the number of directors on the Board from eight (8) directors to seven (7), effective as of the retirement of Mr. Krauss from the Board as of the conclusion of the Annual Meeting. The Board believes that it will be able to maintain effective governance and oversight of the Company following the decrease in the number of directors. In addition, in evaluating whether to reduce the size of the Board, the Board also considered the Company’s significantly smaller balance sheet and investment portfolio as compared to prior to the Covid-19 pandemic and certain cost efficiencies that could be achieved without sacrificing Board effectiveness.
In anticipation of Mr. Krauss’s retirement and the resulting decrease in the number of directors, the Board also reapportioned the classes comprising the Board by decreasing the number of directors constituting Class I from three (3) to two (2) and increasing the number of directors constituting Class II from two (2) to three (3), and in connection therewith, the Board reclassified Mr. Knutson from Class I to Class II. As a result of such reapportionment and Mr. Knutson’s reclassification, Ms. Goodman and Mr. Wald constitute the Class I directors; Ms Josephs, Mr. Knutson and Mr. Krauss constitute the Class II directors, and Mr. Brodsky, Mr. Oelerich and Ms. Polsky constitute the Class III directors. The reapportionment of the classes was undertaken so as to maintain as closely as possible the equality of the number of directors in each class following Mr. Krauss’s retirement at the conclusion of the Annual Meeting. Accordingly, following Mr. Krauss’s retirement at the conclusion of the Annual Meeting, the number of directors on the Board will be decreased from eight (8) to seven (7), and the number of Class II directorships will be decreased from three (3) to two (2). Going forward, the number of Class I directors will be two (2), the number of Class II directors will be two (2), and the number of Class III directors will be three (3). As a result of Mr. Krauss’s intended retirement, the number of nominees for director to be elected at the Annual meeting has been decreased as described above.
If the candidacy of Ms. Josephs or Mr. Knutson should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidate or candidates (if any) as shall be nominated by the Board or the Board may determine to reduce its size.
The Board has no reason to believe that Ms. Josephs or Mr. Knutson would be unable or unwilling to serve as Class II directors.
The Board has determined that all of our current directors are qualified to serve as directors of the Company. The biographies of each of the Board’s nominees standing for election or re-election and our continuing directors set forth below contain information regarding each person’s service as a director, business experience and education, director positions held currently or at any time during the last five years and the experience, qualifications, attributes or skills that caused the Board and the Nominating and Corporate Governance Committee to determine that the person should serve as a director.

In addition to the specific information set forth in their respective biographies, we believe that each of our directors also possesses the tangible and intangible attributes and skills that are important to being an effective director on the Board, including experience in areas of expertise relevant and beneficial to our business and industry, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity we expect of directors of the Company.
*********
Continuing Class II Directors
The following information is furnished regarding the nominees for election as our Class II directors by the holders of Common Stock.
Robin Josephs, 61, has served as a director of MFA since 2010. From 2005 to 2007, Ms. Josephs was a managing director of Starwood Capital Group L.P., a private equity firm specializing in real estate investments. From 1986 to 1996, Ms. Josephs was a senior executive with Goldman, Sachs & Co. serving in the real estate group of the investment banking division and, later, in the equity capital markets division. Ms. Josephs currently serves as a member of the board of directors of iStar Inc., where she is lead director, Chair of the nominating and governance committee and a member of the compensation committee, QuinStreet Inc., a provider of performance marketing products and technologies, where she serves as Chair of the compensation committee and a member of the nominating and governance committee, and Safehold Inc., an investor in commercial real estate ground leases. Ms. Josephs also served as a member of the Board of Directors of Plum Creek Timber Company, Inc. from 2003 until its sale to Weyerhaeuser Company in February 2016. Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation. Ms. Josephs received her undergraduate degree from The Wharton School of the University of Pennsylvania and an M.B.A. from Columbia University.
We believe that Ms. Josephs’s qualifications to serve on the Board include her significant knowledge of the specialty finance and real estate industries, her extensive experience in the investment banking industry, including her expertise in public and private real estate finance and equity capital markets, her substantial service on the boards and committees of other public companies, her experience with corporate governance, finance and other related matters.
Craig L. Knutson, 61, has served as a director of MFA and as our Chief Executive Officer and President since August 2017. Mr. Knutson was appointed Co-CEO in July 2017 and President and Chief Operating Officer in January 2014 and served in those capacities prior to his appointment as CEO and President in August 2017. Mr. Knutson served as our Executive Vice President from 2008 to 2013. From 2004 to 2007, Mr. Knutson served as Senior Executive Vice President of CBA Commercial, LLC, an acquirer and securitizer of small balance commercial mortgages. From 2001 to 2004, Mr. Knutson served as President and Chief Operating Officer of ARIASYS Inc., a software development company specializing in custom solutions for small to midsize businesses. From 1986 to 1999, Mr. Knutson held various progressive positions in the mortgage trading and mortgage finance departments of First Boston Corporation (later Credit Suisse), Smith Barney and Morgan Stanley. From 1981 to 1984, Mr. Knutson served as an Analyst and then Associate in the Investment Banking Department of E.F. Hutton & Company Inc. Mr. Knutson holds an M.B.A. from Harvard University and an A.B. (magna cum laude) from Hamilton College.
We believe that Mr. Knutson’s qualifications to serve on the Board include his position as our Chief Executive Officer as well as his prior senior-level positions with MFA, his extensive knowledge of mortgage-backed securities, residential mortgage loans and capital markets, his substantial knowledge of our business operations and investment strategies and his overall experience in the investment banking industry, including his expertise in corporate finance.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF MS. JOSEPHS AND MR. KNUTSON AS CLASS II DIRECTORS.
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Continuing Class I Directors
The following information is furnished regarding our Class I directors (who will continue to serve on the Board until our 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify).
Laurie S. Goodman, 65, has served as a director of MFA since July 2014. She is currently the Center Co-Director of the Housing Finance Policy Center at the Urban Institute, a Washington, D.C.-based nonprofit organization dedicated to elevating the debate on social and economic policy. Ms. Goodman joined the Urban

Institute in late 2013 from Amherst Securities Group, L.P., a boutique broker dealer specializing in securitized products, where she had been a Senior Managing Director since late 2008 leading a group known for its analysis of housing policy issues. Prior to her tenure at Amherst Securities, Ms. Goodman was head of Global Fixed Income Research and Manager of U.S. Securitized Products Research at UBS and its predecessor firms from July 1993 through November 2008. Prior to her tenure with UBS, Ms. Goodman spent ten years in senior fixed income research positions at Citicorp, Goldman Sachs, and Merrill Lynch. She was also a mortgage portfolio manager at Eastbridge Capital and a Senior Economist at the Federal Reserve Bank of New York. Ms Goodman also serves as a director of Arch Capital Group Ltd., a Bermuda-based insurance company, where she serves on its audit, underwriting oversight and nominating and governance committees, and Homepoint Capital Inc.,a residential morgage originator and servicer, where she serves as a member of its Audit Committee and Chair of its Nominiating and Corporate Governance Committee. Ms. Goodman has an A.M. and Ph.D. in economics from Stanford University and a B.A. in mathematics from the University of Pennsylvania. She has published more than 200 articles in professional and academic journals and co-authored and co-edited five books. Ms. Goodman was inducted into the Fixed Income Analysts Hall of Fame in 2009.
We believe that Ms. Goodman’s qualifications to serve on the Board include her extensive knowledge of mortgage finance, housing policy issues, the fixed income capital markets and, in particular, the mortgage-backed securities markets.
Richard C. Wald, 61, has served as a director of MFA since June 2020. Mr. Wald has served as Vice Chairman and a management (non-voting) member of the Board of Directors of Emigrant Bank, a privately held financial institution based in New York City, and its Vice Chairman, since 2012. In addition, Mr. Wald has served as Chief Regulatory Officer of Emigrant Bank since 2009 and Chairman and Chief Executive Officer of each of Emigrant Mortgage Company, and Emigrant Funding Corporation since 2011. Mr. Wald has also been an Adjunct Professor of Law at the Zicklin School of Business of Baruch College since 2013. Mr. Wald was an associate with the law Fried, Frank, Harris, Shriver and Jacobson from 1986 to 1992 and was an Honors Program Attorney with the Federal Deposit Insurance Corporation from 1984 to 1986. Mr. Wald received a J.D. from the Boston University School of Law and a B.A. from the State University of New York at Stony Brook.
We believe that Mr. Wald’s qualifications to serve on the Board include his extensive experience in mortgage banking and his extensive knowledge of legal, regulatory and compliance matters in the mortgage banking industry.
Continuing Class III Directors
The following information is furnished regarding our Class III directors (who will continue to serve on the Board until our 2022 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify).
James A. Brodsky, 75, has served as a director of MFA since 2004. Mr. Brodsky is a partner in, and a founding member of, the law firm of Weiner Brodsky Kider PC in Washington, D.C., and has practiced law with that firm and its predecessor since 1977. Mr. Brodsky provides legal advice and business counsel to publicly-traded and privately-held national and regional residential mortgage lenders on secondary mortgage market transactions (including those involving Fannie Mae, Freddie Mac and Ginnie Mae), mergers and acquisitions, asset purchases and sales, mortgage compliance issues and strategic business initiatives. Prior to 1977, Mr. Brodsky was a Deputy Assistant Secretary with the U.S. Department of Housing and Urban Development. Mr. Brodsky also is a director of Enterprise Community Development, among the nation’s largest affordable housing developers and community owners with over a billion dollars of investments in 16,000 apartment homes in 110 communities in the mid-Atlantic region. Mr. Brodsky is also a director of the Housing Partnership Equity Trust, LLC, a social purpose REIT that acquires and preserves naturally occuring affordable housing in partnership with leading non-profit apartment owners across the nation. Mr. Brodsky received a J.D. from Georgetown University Law Center, an M.S. in electrical engineering from Columbia University and his undergraduate degree from Cornell University.
We believe that Mr. Brodsky’s qualifications to serve on the Board include his significant experience as a lawyer and founding member of a national law firm specializing in residential mortgage finance, his extensive knowledge of the origination and servicing of, and the regulatory aspects relating to, residential mortgage loans, his experience with the federal executive branch agencies that regulate and directly affect the residential mortgage sector and his general experience with corporate governance, finance and other related matters.
Francis J. Oelerich III, 60, has served as a director of MFA since May 2019. Mr. Oelerich has been a Managing Director of XMS Capital Partners, a global, independent financial services firm providing investment banking, asset management and merchant banking services, since 2018. Prior thereto, Mr. Oelerich was a Managing Director in the Mergers & Acquisitions Department of Deutsche Bank Securities, Inc. from 2008 to 2017. Prior to Deutsche Bank, Mr. Oelerich worked in investment banking for Morgan Stanley & Co. Incorporated from 1982 to 1984 and from 1986 to 2008, rising to the level of Managing Director. Mr. Oelerich received an M.B.A. from Harvard University, where he was elected a George F. Baker Scholar and named a Loeb, Rhoades Fellow, and a B.B.A. (with high honors) from the University of Notre Dame.
We believe that Mr. Oelerich’s qualifications to serve on the Board include his extensive experience in the investment banking industry, including his expertise in corporate finance and his extensive experience advising public company Boards of Directors on mergers and acquisitions and other strategic matters.
Lisa Polsky, 64, has served as a director of MFA since January 2020. Ms. Polsky has served as a member of Deutsche Bank AG’s U.S. Board since 2016, and she is a member of the Board of Trustees of Guardian Life’s Variable Products Trust, where she chairs the audit committee. Ms. Polsky has also served since 2020 as a member of the Advisory Board of ConsenSYS Software, Inc., a blockchain software technology company. Since 2021, Ms. Polsky has also served as a member of the Board of Directors of Vertex Holdco, Inc., the privately-held parent of VeriFone, a provider of technology and services for point-of-sale electronic payment transations. Ms. Polsky also served on the Board of Directors of Piper Jaffray from 2007 to 2016, where she chaired the audit committee and the compensation committee. She also recently served as a Senior Risk Advisor to each of AQR Capital Management LLC, an investment management firm, and Ultra Capital, a venture capital firm. Prior thereto, Ms. Polsky served as Chief Risk Officer at CIT, a financial holding company, from 2010 to 2016, and she was Chief Risk Officer of Morgan Stanley earlier in her career. Ms. Polsky began her career building derivative trading and hedge fund businesses at Citibank and Bankers Trust. Ms. Polsky holds a B.S. in International Business and Economics from New York University.
We believe that Ms. Polsky’s qualifications to serve on the Board include her extensive risk management experience for sophisticated financial services firms and her substantial service on the boards and committees of other public and private companies in the financial services sector and her experience with corporate governance, finance and other related matters.
*********
In accordance with our Charter and Bylaws, vacancies occurring on the Board as a result of death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority of the remaining directors in office, and any director elected to fill a vacancy holds office for the remainder of the full term of the class of directors in which the vacancy occurred.
There is no familial relationship among any of the members of our Board or executive officers.

2. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On March 9, 2021, the Audit Committee of the Board appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.
The Board is asking stockholders to ratify the Audit Committee’s appointment of KPMG LLP for 2021. In the event that stockholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.
KPMG LLP first audited our financial statements beginning with the year ended December 31, 2011.
One or more representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.
Independent Registered Public Accounting Firm Fees
The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by KPMG LLP in respect of the fiscal years ended December 31, 2020 and 2019.
	Fiscal Year Ended December 31,
	2020	2019
Audit Fees(1)	$1,905,150	$1,729,875
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	1,938	88,539
Total	$1,907,088	$1,818,414
(1)
2020 and 2019 Audit Fees include, as applicable: (i) the audit of the consolidated financial statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) the audits of the financial statements of certain subsidiaries of the Company; and (iv) comfort letters, consents and other services related to the SEC and other regulatory filings and communications. Audit Fees for 2020 and 2019 also include the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	There were no Audit-Related Fees incurred in 2020 and 2019.
(3)
No Tax Fees were paid to or earned by KPMG LLP during 2020 or 2019. The Company paid Ernst & Young LLP $237,800 in 2020 and $271,250 in 2019 for tax compliance, tax planning, tax advisory and related tax services.

(4)
During each of 2020 and 2019, the Company paid KPMG LLP $1,938 for a subscription to certain GAAP technical reference materials. In addition, during 2019, the Company paid KPMG LLP $86,601 for services in connection with the Company’s evaluation and assessment relating to the adoption, beginning in 2020, of a new accounting standard regarding the measurement of credit losses on certain of our investments, particularly whole loans (also commonly referred to as CECL). Except as described in the previous sentence and in the table and notes above, there were no other professional services rendered by KPMG LLP in 2020 and 2019.

All audit and other services provided to us were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following table sets forth certain information with respect to each of our executive officers. The Board appoints or annually reaffirms the appointment of all of our executive officers:
Officer	Age	Position Held
Craig L. Knutson	61	Chief Executive Officer and President
Gudmundur Kristjansson	41	Co-Chief Investment Officer
Bryan Wulfsohn	38	Co-Chief Investment Officer
Stephen D. Yarad	51	Chief Financial Officer and Chief Accounting Officer
Terence B. Meyers	66	Senior Vice President — Tax
Harold E. Schwartz	56	Senior Vice President, General Counsel and Secretary
Biographical information on Mr. Knutson is provided in “Election of Directors” of this Proxy Statement.
Gudmundur Kristjansson serves as Co-Chief Investment Officer. Mr. Kristjansson joined MFA in 2007 and has served as a Senior Vice President since 2014 and Co-Chief Investment Officer since January 2019. From 2005 to 2007, Mr. Kristjansson served as an Associate in Trading and Analytics at Performance Trust Capital Partners where he focused on fixed income strategy and research as well as developing fixed income analytics. Mr. Kristjansson holds a Master of Engineering degree in Operations Research from Cornell University and a B.S. in Mechanical and Industrial Engineering from the University of Iceland (Reykjavik).
Bryan Wulfsohn serves as Co-Chief Investment Officer. Mr. Wulfsohn joined MFA in 2010 and has served as a Senior Vice President since 2015 and Co-Chief Investment Officer since January 2019. From 2008 to 2010, Mr. Wulfsohn served as a Senior Financial Analyst at Inland Western Real Estate Trust, Inc., where he focused on corporate strategy. From 2005 to 2007, Mr. Wulfsohn served as an associate in the capital markets group at CBA Commercial, LLC, an acquirer and securitizer of small balance commercial mortgages. Mr. Wulfsohn holds a B.A. from Franklin and Marshall College, and he is a CFA charterholder.
Stephen D. Yarad serves as our Chief Financial Officer. Mr. Yarad joined MFA in 2010. Prior to joining MFA, Mr. Yarad was a partner in the financial services audit practice of KPMG LLP, having been admitted to the partnership of the firm in 2005. He commenced his career with KPMG LLP in Australia in 1991 and held various progressive positions before relocating to the United States at the end of 2001. In addition to being a Chartered Accountant and Associate Member of the Institute of Chartered Accountants in Australia, he is also a Certified Public Accountant licensed in New York and New Jersey. Mr. Yarad holds a Bachelor of Commerce (Accounting and Finance) with merit from the University of New South Wales (Sydney, Australia) and a Graduate Diploma in Applied Finance and Investment from the Securities Institute of Australia.
Terence B. Meyers serves as Senior Vice President and Director of Tax. Mr. Meyers joined MFA in 2013. Prior to joining MFA, Mr. Meyers was most recently a Director in the financial services tax practice of Deloitte Tax, LLP, where he held various positions from 1983 to 2013. While at Deloitte Tax, Mr. Meyers provided advice to clients regarding the tax and accounting treatment of mortgage loans, mortgage-backed securities and other debt instruments, mortgage banking activities and asset securitization, derivative and hedging transactions. Mr. Meyers is a Certified Public Accountant and holds an M.B.A. in Taxation and a B.S. from St. John’s University College of Business Administration. Mr. Meyers also has a J.D. from St. John’s University School of Law.
Harold E. Schwartz serves as Senior Vice President, General Counsel and Secretary. Mr. Schwartz joined MFA in 2011. From 2001 to 2011, Mr. Schwartz served as a Vice President and Senior Counsel for American Express Company, where he specialized in corporate, securities, corporate governance and mergers and acquisitions matters. From 1996 to 2000, Mr. Schwartz served as Senior Vice President, General Counsel and Secretary of Caribiner International, Inc., a business communications services and audio visual equipment rental company. Mr. Schwartz began his career working for the law firm of Schulte Roth & Zabel LLP. Mr. Schwartz has a J.D. from Georgetown University and an A.B. from Duke University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
Introduction
The following section discusses the key features of our executive compensation program and the approach taken by the Compensation Committee of the Board in setting and determining compensation for 2020 for:
•	Craig L. Knutson, our Chief Executive Officer and President;
•	Gudmundur Kristjansson, one of our Senior Vice Presidents and Co-Chief Investment Officer;
•	Bryan Wulfsohn, one of our Senior Vice Presidents and Co-Chief Investment Officer;
•	Stephen D. Yarad, our Chief Financial Officer; and
•	Harold E. Schwartz, one of our Senior Vice Presidents and our General Counsel and Secretary (collectively, our “Named Executive Officers”).
Per the rules of the SEC, we are also including in this CD&A and the tables that follow information relating to the compensation and payments made to Sunil Yadav, formerly one of our Senior Vice Presidents, whose employment with MFA ended on September 30, 2020.
The Compensation Committee oversees the design and administration of our compensation programs and makes decisions relating to the compensation of our Named Executive Officers. The Compensation Committee intends that the compensation paid to the Named Executive Officers be consistent with our overall compensation philosophy and competitive with market practices.
The sections that follow describe:
•	The Compensation Committee’s process for reviewing the components of the compensation of the Named Executive Officers.
•	The reasons for paying each element of compensation to the Named Executives Officers, including the methodology for competitive benchmarking and the use of peer groups.
•
How compensation levels are determined, including the performance measures used for performance-based compensation and factors taken into account in the Compensation Committee’s determination that those measures are appropriate.

2020 Compensation Summary
It is the Compensation Committee’s role to review the Company’s executive compensation plans and programs and, after noting the outcome of the most recent stockholder advisory vote on executive compensation, make compensation decisions it believes are appropriate. Among other things, below is a summary of certain of the determinations made by the Compensation Committee with respect to 2020 compensation matters, and in particular with respect to Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn, our three most senior and most highly-compensated employees and each of whom has an employment agreement with us. These items are discussed further within this CD&A and in the executive compensation tables and notes to the tables and other narratives regarding compensation matters, all of which follow.
•
MFA’s 2020 financial performance and share price were materially and adversely impacted by the effects of the COVID-19 pandemic. 2020 was marked by unprecedented conditions caused by the COVID-19 pandemic, causing significant volatility and disruption in the U.S. economy and financial markets. In particular, conditions for residential mortgage assets were negatively impacted during 2020 in the initial months of the pandemic. Similar to other mortgage REITs, during this period we experienced unparalleled volatility and dislocation with respect to the values ascribed by our counterparties to our investment assets (primarily as a result of various participants in the sector engaging in “fire sale” dispositions of residential mortgage assets in order to raise cash), resulting in our receiving unprecedented levels of margin calls, which ultimately required us to seek temporary forbearance from certain of our lenders during the second quarter of the year. During this period, in order to strengthen our liquidity and protect the value of our assets for our stockholders, we engaged in asset sales and took other actions that significantly changed our asset size and composition. While we ultimately emerged from forbearance late in the second quarter of 2020 and both the financial and market dislocations that characterized the onset of the COVID-19 pandemic subsided and the positive impact of our actions took effect, our full-year financial performance was materially and adversely impacted by the conditions and events described above, and our Common Stock declined significantly from a closing price per share of $7.65 at December 31, 2019, to a low close of $0.36 per share in late March 2020, while partially recovering to close at $3.89 at December 31, 2020.
•
In accordance with pay-for-performance principles, 2020 annual incentive compensation for Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn was primarily determined by MFA’s 2020 financial performance, and consequently reflected a substantial decrease in the amount of incentive compensation paid to each executive as compared to 2019. Despite the unprecedented and unforeseen negative impact of the COVID-19 pandemic on our 2020 financial performance, the Compensation Committee determined not to modify any of the financial goals that it had established prior to the pandemic for Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn for the 2020 performance period (which covered the 12-month period from December 1, 2019 to November 30, 2020 (the “2020 Performance Period”)) or otherwise amend the performance targets and payout levels embodied in their respective employment agreements in effect for the year. As a result, each of Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s aggregate annual incentive compensation for 2020 (which was structured with both a formulaically determined component (the “ROAE Bonus”) and a discretionarily determined component (the “IRM Bonus”), which are described in more detail below) was substantially less than the incentive compensation that each executive earned for the 2019 performance period. As a result of our weak financial performance during the year, none of Mr. Knutson, Mr. Kristjansson or Mr. Wulfsohn earned an ROAE Bonus for 2020, and their annual incentive award for the 2020 Performance Period was comprised solely of an IRM Bonus.

Mr. Knutson was paid overall annual incentive compensation for the 2020 Performance Period of $1,100,000 (paid solely in cash), which reflected an approximately 65% decrease from his overall annual incentive compensation of $3,177,350 for the 2019 performance period (which was paid in a combination of cash and shares of our Common Stock). Mr. Knutson’s annual incentive compensation for 2020 reflected a payment to him of 50% of his overall “target” annual incentive award of $2,200,000 for 2020, as compared to his annual incentive compensation for the 2019 performance period, which reflected a payment to him of approximately 159% of his overall “target” annual incentive award for that year.
In addition, Mr. Kristjansson and Mr. Wulfsohn were each paid overall annual incentive compensation for the 2020 Performance Period of $475,000 (paid solely in cash), which reflected a decrease of approximately 63% from each executive’s overall annual incentive compensation of $1,290,940 for the 2019 performance period (which was paid in a combination of cash and shares of our Common Stock). Similar to Mr. Knutson’s annual incentive award, each of Mr. Kristjansson’s and Mr. Wulfsohn’s annual incentive compensation for 2020 reflected a payment to him of 50% of his overall “target” annual incentive award of $950,000 for 2020, as compared to his compensation for the 2019 performance period, which reflected a payment to him of approximately 161% of his overall “target” annual incentive award for that year.
Also, Mr. Yarad’s and Mr. Schwartz’s respective annual incentive awards for the 2020 Performance Period, which were solely discretionarily determined by the Compensation Committee, reflected an approximately 20% decrease from the annual incentive compensation that each such executive received for the 2019 performance period.
•
Year-end vesting and realized value of long-term incentive awards (“LTIAs”) granted to Named Executive Officers in 2018 adversely affected by substantial decline price of MFA’s Common Stock. The substantial decline in MFA’s Common Stock price during 2020 had a pronounced negative impact on the realized value of the time-based restricted stock units (“TRSUs”) that had been granted in early 2018 and vested at the end of 2020. The decline in MFA’s stock price also had a significant impact on the vesting and realized value of the performance-based restricted stock units (“PRSUs”) granted in early 2018 the three-year performance period for which ended December 31, 2020. More specifically, at their vesting on December 31, 2020, the value of the TRSUs that had been granted to the Named Executive Officer in early 2018 had declined approximately 49% from their grant date value. In addition, as a result of the absolute and relative performance of MFA’s Common Stock during the three-year period ended December 31, 2020, only 37.5% of the “target” number of PRSUs granted to the Named Executive Officers in early 2018 vested, such that the actual value realized on the PRSUs (excluding dividends paid on vested PRSUs) was approximately 21.1% of the grant date value of the “target” number of PRSUs.
•
Consistent with MFA’s pay-for-performance philosophy, the overall compensation realized by each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn was substantially below the target value or grant date value of such compensation. As identified above, the Company’s 2020 financial performance and the decline in its stock price had a significant impact on the compensation actually realized by our three most highly compensated executives. The table set forth below summarizes the grant value and realized value of the principal components of compensation that was paid or vested during 2020.

2020 Realized Compensation
	Mr. Knutson			Mr. Kristjansson/Mr. Wulfsohn
Component	Grant Date Value/Target Value ($)	Value Realized ($)	Realized Value as % of Grant Date/Target Value	Grant Date Value/Target Value ($)	Value Realized ($)	Realized Value as % of Grant Date/Target Value
2020 Base Salary	800,000	800,000	100%	400,000	400,000	100%
2020 Annual Incentive	2,200,000	1,100,000	50%	950,000	475,000	50%
2018 TRSUs(1)	629,475	320,925	51%	228,900	116,700	51%
2018 PRSUs(2)	845,862	176,699	21%	310,725	65,644	21%
Total	4,475,337	2,397,624	54%	1,889,625	1,057,344	56%
(1)	TRSUs were granted in early 2018 and vested on December 31, 2020. Value realized excludes dividend equivalents paid during vesting period.
(2)	PRSUs were granted in early 2018 and vested on December 31, 2020, at 37.5% of “target” number of awards. Value realized excludes dividend equivalents paid on vested awards.
•
60% or more of 2020 long-term equity awards were performance-based; no modification of outstanding awards. Of the long-term equity-based incentive awards (in the form of restricted stock units (“RSUs”)) granted to each of the Named Executive Officers in February 2020, approximately 60%-65% (depending on the executive) were performance-based awards that will “cliff” vest based on MFA’s absolute TSR (in the case of one-half of such awards) and MFA’s TSR relative to a group of internally- and externally-managed residential mortgage REITs (in the case of the other half of such awards), in each case for the three-year period from January 1, 2020 to December 31, 2022, with the number of awards to ultimately vest ranging from zero to two times a “target” number. The remaining 35%-40% of the long-term equity-based incentive awards granted to our Named Executive Officers were time-based awards that “cliff” vest after three years. These long-term awards act to further align the interests of our management team and our stockholders over a multi-year period. In this regard, the significant negative returns on our Common Stock since mid-March 2020 has also had a significant negative impact on the value of the time-based RSUs as compared to their value on the date of grant in February 2020, and the possibility that any of the performace-based RSUs will vest at the end of their three-year performance period is highly uncertain. The same holds true for the long-term awards granted in 2019. Despite the impact of the negative returns on the 2019 and 2020 TRSU and PRSU awards, the Compensation Committee has not modified any of the terms of these awards. The long-term equity awards granted to each of the Named Executive Officers during 2020 are further described on pages 35 to 41 of this Proxy Statement under the heading “2020 Long-Term Equity-Based Incentive Awards.”

•
Consistent with MFA’s performance-based compensation philosophy, over 80% of the CEO’s 2020 compensation was at-risk. As in past years, our Named Executive Officers’ compensation for 2020 was allocated among base salary, annual incentive compensation comprised of a formulaically-determined bonus (ROAE Bonus) and a discretionary bonus (IRM Bonus), TRSUs and PRSUs. For 2020, Mr. Knutson received a base salary in the amount of $800,000, an IRM Bonus in the amount of $1,100,000, TRSUs with an aggregate grant date value of $1,093,300 and PRSUs with an aggregate grant date value of $1,575,252.

As a result of our weak financial performance, Mr. Knutson did not earn any ROAE Bonus for 2020. Of the total compensation received by Mr. Knutson for 2020, approximately 41.7% was paid in cash and 58.3% was granted in the form of TRSUs and PRSUs, with approximately 82.5% of 2020 compensation at-risk.
Consideration of 2020 Advisory Vote on Executive Compensation
At our Annual Meeting of Stockholders held in June 2020, 94.5% of the votes cast with respect to the say-on-pay proposal voted to approve our executive compensation for 2019. The Compensation Committee has reviewed the results of the 2020 say-on-pay vote and believes that the significant support of MFA stockholders in this vote reflects support for MFA’s approach to executive compensation.
The Compensation Committee will continue to consider the outcome of future Say-on-Pay votes and other stockholder input, as well as available market data, in making future decisions regarding executive compensation.
Compensation Philosophy and Objectives
Through our executive compensation programs, we seek to attract, motivate and retain top quality senior executives who are committed to our core values of excellence and integrity. The Compensation Committee’s fundamental philosophy is to closely align these compensation programs with the achievement of annual and long-term performance goals tied to our financial success and the creation of stockholder value.
The Compensation Committee’s principal objectives in developing and administering the executive compensation programs are to:
•
Align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value consistent with appropriate levels of leverage and risk;

•	Retain, motivate and attract a highly-skilled senior executive team that will contribute to the successful performance of the Company;
•	Provide compensation opportunities that are competitive within industry standards thereby reflecting the value of the executive’s particular position in the marketplace;
•	Support a culture committed to paying for performance where compensation is commensurate with the level of risk-adjusted returns that are achieved; and
•
Maintain a high degree of flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy and our prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee periodically reviews and evaluates executive officer compensation levels and our compensation program. It is the Compensation Committee’s view that compensation decisions are complex and best made after a deliberative review of Company and individual performance, as well as industry compensation levels. Consistent with this view, the Compensation Committee assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position, role and responsibilities within MFA.
Compensation Benchmaking/Use of Peer Groups
The Compensation Committee benchmarks from time to time the compensation levels and practices relating to our Named Executive Officers and other executive officers against industry-based compensation levels and practices. While it is the Compensation Committee’s goal to provide compensation opportunities that reflect Company and individual performance and that are competitive within industry standards, the Compensation Committee has not established, nor does it seek to establish, a specific target market percentile for executive officer pay levels, as pay practices and compensation levels among participants in our industry can vary significantly from one year to the next such that the use of a specific target market position would not necessarily reflect the Compensation Committee’s assessment of performance as the primary driver of pay levels.
The Compensation Committee has, in general, undertaken an annual review of MFA’s peer group methodology. The Compensation Committee has engaged in these reviews in part because it historically had been difficult to develop a peer group for executive compensation purposes in the residential mortgage REIT sector due to the large number of companies in the sector that were, until the last few years, externally advised. These externally-advised companies had few, if any, employees that were compensated directly and/or fully by the REIT. Rather, such persons’ compensation was paid by the external manager of the REIT, and as a result, the REIT itself was required to disclose publicly little to no compensation information regarding its executives. Furthermore, the Compensation Committee believed that any peer group for compensation purposes that was comprised solely of internally-advised residential mortgage REITs would not have been a large enough group to provide meaningful comparative information. In light of the “internalization” of several residential mortgage REITs over the past few years, additional compensation information has and is expected to become more available for the Compensation Committee to consider as it makes decisions regarding the structure, design and pay levels of our executive compensation program.
Because of the limited compensation information available for mortgage REITs, the Compensation Committee has developed a peer group that extends beyond mortgage REITs. This peer group also includes a number of other real estate-focused finance companies in both the residential and commercial sectors, the executives of which are required to have similar skills and experience as the executives of MFA, including the evaluation of credit risk, interest rate risk and allocation of capital (which are skills required in connection with the evaluation of residential whole loans, residential mortgage-backed securities and other residential mortgage-related assets). In addition, the Compensation Committee has also considered for inclusion in the peer group companies that have, in prior years, been identified by the proxy advisory firms as being comparable to MFA in their evaluation of MFA in connection with developing their annual Say-on-Pay vote recommendation.
The Compensation Committee notes that the peer group does not include externally-managed mortgage REIT’s because comprehensive compensation data for their executives are generally not publicly available. In addition, the Compensation Committee has not included generally higher paying private equity firms and hedge funds with which MFA must compete for executive talent. These organizations have not been not included in the peer group because they have different business economics and pay models from ours and due to the fact that data regarding compensation of their executives are also generally not publicly available.
With the above in mind, in the fall of 2020, the Compensation Committee, in the fall of 2020, identified the following companies against which Company performance would be compared and compensation practices would be reviewed (which are the same companies identified by the Compensation Committee to inform its 2019 compensation decisions):
AGNC Investment Corp. (AGNC)	Mr. Cooper Group, Inc. (COOP)
Arbor Realty Trust, Inc. (ABR)	New York Mortgage Trust, Inc. (NYMT)
Capstead Mortgage Corporation (CMO)	PennyMac Financial Services, Inc. (PFSI)
Chimera Investment Corporation (CIM)	Radian Group, Inc. (RDN)
Essent Group, Ltd. (ESNT)	Redwood Trust, Inc. (RWT)
iStar Financial, Inc (STAR)
MGIC Investment Corporation (MTG)
Components of Compensation
The Compensation Committee believes that it is important to create compensation programs that appropriately balance short-term, cash-based compensation with long-term, equity-based compensation. Our executive officer compensation program includes the following primary components:
•
Base salaries paid in cash, which are based on the scope of the executive’s role, the responsibilities associated with the position and the individual’s performance in that role, as well as competitive market practices;

•	Annual bonus awards, which are paid in cash, are intended to motivate and reward the Company’s short-term financial and operational performance, as well as short-term individual performance; and
•
Long-term incentive awards (“LTIAs”), which are designed to support our objectives of aligning the interests of executive officers with those of our stockholders, promote value creation and long-term performance and retain executive officers.

In addition to the primary components of the executive officer compensation program, we maintain our Senior Officers Deferred Bonus Plan (the “Senior Officers Plan”). The Senior Officers Plan (a description of which can be found on pages 36 and 47 of this Proxy Statement) permits our executive officers to defer, at their election, up to 100% of their annual bonus compensation in the form of deferred stock units. The performance of the deferred stock units is tied to the performance of our Common Stock. At present, none of our executive officers has any amounts deferred under the Senior Officers Plan.
Other than the opportunity to participate in the Senior Officers Plan, we do not provide perquisites or other benefits to our Named Executive Officers beyond those provided to all of our other salaried employees.
*****
The discussion below regarding our primary elements of compensation and the Compensation Committee’s decisions for 2020 reflects the terms and conditions of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s employment agreements that were in effect during 2020. Likewise, the discussion regarding Mr. Yarad and Mr. Schwartz reflects their compensation arrangements with the Company for 2020. (As discussed below under “Changes to Compensation for Messrs. Knutson, Kristjansson and Wulfsohn for 2021,” in February 2021, the Company entered into amended and restated employment agreements with each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn, which became effective as of January 1, 2021.)
Key Elements of Compensation
As indicated above, the compensation of our Named Executive Officers is comprised of three principal elements, summarized in the following chart:
Element	Key Features	Purpose
Base Salary
- Levels set periodically based on scope
  of the executive’s role, responsibilities
  of the position, individual performance
  and competitive market practices

- Discretionary increases may be
  considered based on performance and
  other factors
- Provides a base level of guaranteed compensation

Annual Incentives
- For 2020, for Messrs. Knutson,
  Kristjansson and Wulfsohn, per terms of
  their respective employment agreement,
  (a) portion of annual bonus based on
  the achievement of specified adjusted
  return on common equity targets and
  (b) portion based on the Compensation
  Committee’s discretionary assessment of
  Company and individual performance

- For 2020, for Messrs. Yarad and
  Schwartz based on a discretionary
  determination of performance

- For 2020, annual incentive award
  delivered solely in cash
- Provides an incentive to achieve annual financial and individual performance goals

Long-Term Incentive Awards	- Grants of stock-based awards with multi-year vesting requirements - Available types of awards include RSUs, stock options, shares of Common Stock and other stock-based awards
- Performance-based awards provide
  long-term incentives tied to TSR on
  both an absolute basis and relative to a
  group of internally- and
  externally-managed mortgage REITs
  selected by the Compensation
  Committee at the time of grant

Element	Key Features	Purpose
	- Vesting may be time-based or performance-based. - For 2020, LTIAs granted in the form of time-based and performance-based RSUs.	- Further aligns executive’s interests with stockholders and encourages retention of key executives
The following discussion provides additional explanation about each of the elements of compensation described above.
Base Salary. We provide the Named Executive Officers with annual base salaries to provide them with a base level of guaranteed compensation for their services provided during the term of their employment. From time to time, the Compensation Committee reviews market analyses and considers the advice of its independent compensation consultant in setting base salaries.
Consistent with the Compensation Committee’s overall philosophy, the compensation program for the Named Executive Officers is expected to continue to emphasize incentive compensation over base salary. However, the Compensation Committee does not have a pre-set mix or target of base salary to incentive compensation awards for the Named Executive Officers.
Annual Incentives. For 2020, we had the following types of annual incentive programs for our Named Executive Officers:
•
Pursuant to the terms of his employment agreement, a portion of each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s annual incentive award was formulaically-determined based on the level of Adjusted ROAE (as described below) and a lesser portion of his annual incentive award was determined based on the discretion of the Compensation Committee. As described below, each component of Messrs. Knutson, Kristjansson and Wulfsohn’s respective annual incentive award has a “target” level and the amount of the award that is ultimately paid could be higher or lower than the target.

•
Messrs. Yarad and Schwartz were eligible for a discretionary annual incentive award based on a subjective assessment by the Compensation Committee, in consultation with Mr. Knutson, of MFA’s annual performance and the annual performance of each individual executive. For Mr. Yarad and Mr. Schwartz, no pre-set “target” level for their respective annual incentive award was established. For 2020, the Compensation Committee believed that a discretionary incentive opportunity for these Named Executive Officers provided the committee with flexibility in assessing and rewarding individual performance and individual contributions.

Annual Incentive Award for Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn.
Pursuant to the terms of the employment agreement that we entered into with each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn in November 2019, which became effective as January 1, 2020, each executive was eligible to receive an annual performance-based bonus based on the Company’s and his individual performance during the 12-month period beginning on December 1, 2019, and ending on November 30, 2020. Under the terms of his employment agreement Mr. Knutson’s “target” annual bonus (the “Overall Target Bonus”) for the 2020 Performance Period was $2,200,000 (an increase of $200,000 as compared to the Overall Target Bonus of $2,000,000 for the 2019 Performace Period), and each of Mr. Kristjansson and Mr. Wulfsohn’s Overall Target Bonus for the 2020 Performance Period was $950,000 (an increase of $150,000 as compared to the Overall Target Bonus of $800,000 for the 2019 performance period).
Each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s respective employment agreement provides that his annual bonus is comprised of two components:
•
the major portion of the bonus is payable based on MFA’s return on average total common stockholders’ equity (as adjusted as described below) during the applicable performance period (hereinafter referred to as the “ROAE Bonus”); and

•	a lesser portion of the bonus is payable based on the executive’s individual performance, Company performance and the Company’s risk management (hereinafter referred to as the “IRM Bonus”).

ROAE Bonus
With respect to the ROAE Bonus, for each executive under his employment agreement, for each 12-month performance period, the target amount of the ROAE Bonus (the “Target ROAE Bonus”) for Messrs. Knutson, Kristjansson and Wulfsohn is equal to 75% of his Overall Target Bonus. Based on his Overall Target Bonus, for the 2020 Performance Period, Mr. Knutson’s Target ROAE Bonus was $1,650,000, and each of Mr. Kristjansson and Mr. Wulfsohn’s Target ROAE Bonus was $712,500. Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s employment agreement provides that he is eligible to receive from zero to 200% of his Target ROAE Bonus.
Calculation of Adjusted ROAE. The determination of the ROAE Bonus is based on a methodology that is set forth in Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s employment agreement and reflects certain adjustments to GAAP net income and GAAP stockholders’ equity. For purposes of determining the 2020 ROAE Bonus, return on average stockholders’ equity was calculated by dividing (i) our net income for the applicable performance period as determined in accordance with GAAP (but excluding non-cash, non-operating expense items such as depreciation and amortization expense) by (ii) our average total stockholders’ equity (based on stockholders’ equity as of the last day of each month during the performance period) as determined in accordance with GAAP (but excluding accumulated other comprehensive income or loss, stockholders’ equity attributable to preferred stock and such other items as may be determined by the Compensation Committee of the Board). We refer to such calculation in this Proxy Statement as our “Adjusted ROAE.”
As set forth under the terms of each executive’s employment agreement then in effect, for the 2020 Performance Period the actual amount of ROAE Bonus that could have been paid to Messrs. Knutson, Kristjansson and Wulfsohn was structured to be based on our Adjusted ROAE for the 2020 Performance Period relative to a target (the “ROAE Target”) that was the greater of (A) the sum of (i) the average weekly interest rate on the 2-year U.S. Treasury note (the “2-Year Treasury Rate”) and (ii) 400 basis points or (B) 8%; provided that the ROAE Target could not exceed 10%.
○
The incremental premium of 4% above the 2-Year Treasury Rate was determined by the Compensation Committee after a review of various factors, including market rates for real estate-related debt obligations and MFA’s business model.

○
The use of a 4% incremental premium was intended to provide executives with an incentive to achieve attractive investment returns for MFA (and align the interests of executives and stockholders in seeking this level of return), without exposing MFA to inappropriate risk.

To the extent that our Adjusted ROAE for the 2020 Performance Period were to be (x) less than the ROAE Target and (y) less than or equal to the 2-Year Treasury Rate during the 2020 Performance Period, then no ROAE Bonus would be paid to the executive (the “Zero Bonus Factor”). To the extent that MFA’s ROAE for the 2020 Performance Period were to be 16% or greater, then the executive would be paid two (2) times his Target ROAE Bonus. To the extent that MFA’s Adjusted ROAE for the 2020 Performance Period were to be greater than the Zero Bonus Factor but less than 16%, then the executive will, based on a formula more particularly described in his respective employment agreement, be paid a multiple of between zero and two (2) times his Target ROAE Bonus, with the executive being paid the Target ROAE Bonus to the extent that MFA’s Adjusted ROAE equaled the ROAE Target for the 2020 Performance Period. This methodology for determining the ROAE Target for the performance period and the payouts generated by the achievement of various levels of Adjusted ROAE was the same methodology used since 2014.
Determination of ROAE Target Hurdles under ROAE Bonus. The Compensation Committee has, from time to time, reviewed the continued appropriateness of the use of return on common equity as a principal financial metric upon which to evaluate Company performance and, in turn, on which to determine the size of the annual bonuses for our CEO and certain other senior executives. The Compensation Committee believes that return on common equity continues to be an appropriate measure to evaluate annual Company performance and serve as the basis for determining Mr. Knutson’s annual bonus, as well as the annual bonus of each of Mr. Kristjansson and Mr. Wulfsohn, (but with the adjustments to the calculation of such measure as described above). As a company whose primary source of earnings is income from real estate-related debt investments, the Compensation Committee believes that return on common equity generally provides an appropriate measurement of our financial performance. Because the calculation of ROAE for purposes of determining the ROAE Bonus excludes the effect of unrealized market valuation adjustments of those of investment assets (where such adjustments are reflected in stockholders’ equity through changes in accumulated other comprehensive income (loss)), it reflects the return on the amount of equity capital we have invested in our real estate-related debt investments.
Prior to the 2020 Performance Period, the Compensation Committee, with the assistance of its former compensation consultant, most recently reviewed the structure of the annual incentive component of our most senior executives’ compensation in connection with the negotiation of new employment agreements for Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn in the fall of 2019. Using publicly available information, as well as other information provided by the Compensation Committee’s former consultant, the Compensation Committee reviewed the structure and design of MFA’s and other companies’ executive compensation programs and the compensation levels and forms of compensation then being paid to Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn as well as to other executives in comparable positions at comparable companies.
As a result of its review, the Compensation Committee determined that it continued to be appropriate to use, in large part, a formulaic approach for the determination of our most senior executives’ bonuses with a methodology continuing to be based on the greater of (i) an absolute minimum return and (ii) a risk-free interest rate plus an appropriate incremental premium. This decision was premised in large part on the nature of MFA’s business model, which has continued to focus on investing in residential mortgages and mortgage-related debt instruments. Returns that MFA can earn on new real estate-related debt investments are, to a certain extent, correlated with the market-driven interest rates for these and other types of debt instruments (which rates depend, among other factors, on the perceived risk of these investments). These market-driven interest rates are typically analyzed as the risk-free interest rate for investment in U.S. Treasury obligations (or other debt backed by the full faith and credit of the United States) with a comparable duration (which is a measure of the price sensitivity of an asset to changes in interest rates) plus an incremental risk premium above the risk-free rate. The decision to use a threshold based on a risk-free interest rate plus an incremental premium was premised on the fact that our Board and management believe that investors focused on investing in companies like MFA also often compare return on equity to risk-free rates of return in evaluating MFA’s financial performance. In the case of the Company, the Board believed that for the 2020 Performace Period, using a two-year risk-free interest rate (i.e., the 2-Year Treasury Rate) was appropriate because it generally corresponded to the weighted average duration (which is a measure of interest rate sensitivity) of investments historically made by MFA.
Applying the methodology described above used to determine the ROAE Bonus, the following data points were used in determining Messrs. Knutson, Kristjansson and Wulfsohn’s respective ROAE Bonus for 2020:
•
The ROAE Target (i.e., the level of Company financial performance at which the “target” ROAE Bonus would be earned) for 2020 would be 8%, which was determined based on the greater of (i) the 2-Year Treasury Rate of 0.52% plus an incremental premium of 4% (i.e., 4.52%) or (ii) 8%, with a maximum ROAE Target of 10%.

○	The risk-free rate represented the average weekly interest rate during the performance period from December 1, 2019 through November 30, 2020, on two-year U.S. Treasury obligations, which was 0.52%.
•
No ROAE Bonus would be earned if ROAE (as calculated under the terms of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s employment agreements) was less than the two-year Treasury Rate and less than the ROAE Target for the year (i.e., the Zero Bonus Factor).

○
The use of the Zero Bonus Factor for 2020 represents a determination that 2020 financial performance, as measured by Adjusted ROAE, needed to exceed 0.52% in order to make the payment of any level of Adjusted ROAE Bonus for 2020.

•	An ROAE Bonus for 2020 in excess of each executive’s respective “target” level ROAE Bonus would not be earned unless ROAE was above the 2019 ROAE Target of 8%.
○	As described above, each executive is subject to a maximum ROAE Bonus for Adjusted ROAE that is 16% or greater.
As a result of the Compensation Committee’s decisions, including those described above, the ROAE Bonus formula used in 2020 for each executive was as follows:

•	For Adjusted ROAE of less than or equal to the Zero Bonus Factor (i.e., 0.52%), no ROAE Bonus would be earned.
•	For Adjusted ROAE between the Zero Bonus Factor and 8%, the ROAE Bonus would be pro-rated between 0% and 100% of the target ROAE Bonus.
•	For Adjusted ROAE in excess of 8.0%, subject to the maximum ROAE Bonus for each executive of two times his Target ROAE Bonus:
○
If Adjusted ROAE was less than or equal to 16%, the ROAE Bonus would be increased by a pro-rated amount above the Target ROAE Bonus (based on a straight-line, mathematical interpolation) such that the total ROAE Bonus for each executive would be two times the Target ROAE Bonus when ROAE is 16%.

Using a formula for 2020 that would result in a pro-rated portion of the ROAE Bonus being earned for Adjusted ROAE between the ROAE Target and the Zero Bonus Factor was determined as appropriate to reward some levels of financial performance below the target level; and continuing to maintain a formula that resulted in an ROAE Bonus in excess of target for Adjusted ROAE above 8% was determined as appropriate to reward financial performance that exceeded the target range.
IRM Bonus
The Compensation Committee continues to believe that it is also important for the committee to retain a discretionary component of the annual incentive award process in order to be able to factor non-objective and non-quantifiable measures into the bonus decision-making process. With this in mind under the terms of Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s employment agreements entered into in November 2019 for each performance period, the target amount of each executive’s IRM Bonus (the “Target IRM Bonus”) is equal to 25% of his Overall Target Bonus. For the 2020 Performance Period, the Target IRM Bonus for Mr. Knutson was $550,000 (reflecting an increase of $50,000 as compared to his Target IRM Bonus of $500,000 for the 2019 performance period), and the Target IRM Bonus for each of Mr. Kristjansson and Mr. Wulfsohn was $237,500 (reflecting an increase of $37,500 as compared to his Target IRM Bonus of $200,000 for the 2019 Performace Period). Each executive’s employment agreement provided that he is eligible to receive from zero to 200% of his respective Target IRM Bonus.
The actual amount of the IRM Bonus to be paid to each of Messrs. Knutson, Kristjansson and Wulfsohn is determined by the Compensation Committee in its discretion based upon factors it deems relevant and appropriate, including, without limitation, MFA’s leverage strategy relative to other similarly situated companies as well as relative to its own business plan, MFA’s total stockholder return (both on an absolute basis, as well as relative to relevant indices and other similarly situated companies), overall management of risk and asset selection in generating our returns and the executive’s individual performance.
Long-Term Incentive Awards. Under our Equity Compensation Plan the Compensation Committee has available to it a portfolio of equity compensation vehicles, including shares of Common Stock, RSUs, dividend equivalent rights, stock options and other stock-based awards. The Compensation Committee uses this incentive compensation program to award Named Executive Officers with long-term incentives, including in connection with entering into or extending the term of employment agreements or other employment arrangements. The Compensation Committee makes these awards in its discretion without any pre-set target levels; however, in determining LTIAs, the Compensation Committee may consider the advice of its compensation consultant.
LTIAs to Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn
Under the terms of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s employment agreement as in effect during the 2020 Performance Period, each executive was entitled to a grant of RSUs, consisting of TRSUs and a “target” amount of PRSUs. More specifically, for 2020, Mr. Knutson was granted 141,071 TRSUs and a “target” of 286,070 PRSUs, and each of Mr. Kristjansson and Mr. Wulfsohn was granted 48,734 TRSUs and a “target” of 86,002 PRSUs.
For Mr. Knutson, the number of TRSUs granted to him was determined based on the quotient of $1,100,000 divided by the average of the closing price per share of the Common Stock for the first twenty (20) days trading days of 2020 (such average being the “20-Day Average Price”), and the “target” number of PRSUs was determined based on the quotient of $1,900,000 divided by 85% of the 20-Day Average Price. Similarly, for each of Mr. Kristjansson and Mr. Wulfsohn, the number of TRSUs granted to each executive was determined based on the quotient of $380,000 divided by the 20-Day Average Price and the “target” number of PRSUs was determined based on the quotient of $570,000 divided by 85% of the 20-Day Average Price.
The number of TRSUs and PRSUs granted to each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn in 2020 reflected a significant increase in the size of the TRSU and PRSU grants made to each executive as compared to grants made to them in prior years. As previously reported, in connection with the employment agreements that went into effect on January 1, 2020 for each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn, the Compensation Committee determined that it was appropriate to increase the opportunity for each executive in respect of these awards following its review of available market data with respect to similarly situated executives at comparable companies, including the peer group identified by the Compensation Committee.
TRSUs. Subject to exceptions in certain circumstances described below in “Potential Payments upon Termination of Employment or Change in Control” found on pages 52 to 55 of this Proxy Statement, each grant of TRSUs to each executive will vest on the third December 31st to occur following the date of grant, subject to his continued employment with the Company. In addition, subject to exceptions in certain circumstances, unvested TRSUs will be forfeited as of the date of his termination of employment with the Company. Upon vesting, each executive will receive one share of our Common Stock for each TRSU that vests. To the extent that dividends are paid on our Common Stock during the period in which the TRSUs are outstanding, he will receive a dividend equivalent in the form of a cash payment in respect of the outstanding TRSUs.
PRSUs. Subject to exceptions in certain circumstances described below in “Potential Payments upon Termination of Employment or Change in Control,” each grant of PRSUs to each executive will vest on the last day of the applicable three-year performance period, subject to the achievement of the TSR-based objectives described below and his continued employment with the Company.
Of the target amount of PRSUs granted to each executive under his employment agreement, one-half of such target amount will vest based on the Company’s level of absolute TSR during the applicable three-year performance period (such PRSUs referred to as the “Absolute TSR PRSUs”) and one-half of such target amount will vest based on the Company’s level of TSR during the applicable three-year performance period relative to the TSR of a peer group of companies designated by the Compensation Committee at the time of each grant (such PRSUs referred to as the “Relative TSR PRSUs”).
With respect to the Absolute TSR PRSUs, the actual number of PRSUs that will be earned and that will vest will be based on the level of our cumulative total stockholder return (i.e., share price appreciation or depreciation, as the case may be, plus dividends divided by initial share price) relative to an 8% per annum simple TSR (assuming no reinvestment of dividends) for the three-year performance period beginning on January 1st of the year of grant (e.g., the performance period for the PRSUs granted in 2020 is January 1, 2020 through December 31, 2022). To determine the actual number of PRSUs that will be earned and will vest, the “target” amount of each grant of PRSUs will be adjusted up or down at the end of the applicable three-year performance period based on the Company’s cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount (reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount being earned and vesting if TSR of 8% per annum is achieved during the performance period.
With respect to the Relative TSR PRSUs, the actual number of PRSUs that will be earned and that will vest will be based on the Company’s cumulative TSR during the applicable three-year performance period beginning on January 1st of the year of grant as compared to the cumulative TSR of designated peer group companies for such performance period. To the extent that the Company’s TSR rank is less than or equal to the 25th percentile when compared to the TSR of the members of the peer group, each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn will vest in 0% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR rank is in the 50th percentile, each executive will vest in 100% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR rank is greater than or equal to the 80th percentile, each executive will vest in 200% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR ranking falls in between the percentiles identified above, the number of Relative TSR PRSUs that vest will be interpolated.
PRSUs that do not vest at the end of an applicable performance period will be forfeited. Upon vesting, each executive will receive one share of the Company’s common stock for each PRSU that vests.

Dividend equivalents are not paid in respect of the PRSUs during the performance period. Rather, dividend equivalents accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to each executive in the form of additional shares of our Common Stock based on the closing price of the Common Stock on the vesting date.
*****
2020 Compensation Decisions
The following discussion addresses the actions taken by the Compensation Committee during 2020 regarding the base salaries, annual incentives and long-term equity awards for the Named Executive Officers.
Base Salary
The Compensation Committee believes that the annual base salary paid in 2020 to each of the Named Executive Officers appropriately reflected the scope of the role and responsibilities of the applicable position, individual performance and experience and competitive market practices. The annual base salary for each of the Named Executive Officers during 2020 was as follows:
Executive	2020 Base Salary
Craig L. Knutson	$800,000
Gudmundur Kristjansson	$400,000
Bryan Wulfsohn	$400,000
Stephen D. Yarad	$475,000
Harold E. Schwartz	$455,000
After a review of market data and in connection with the negotiation of new employment agreements with each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn, which became effective January 1, 2020, the Compensation Committee increased Mr. Knutson’s base salary from $700,000 to $800,000 for 2020, and increased each of Mr. Kristjansson’s and Mr. Wulfsohn’s base salary from $350,000 to $400,000.
Annual Incentives
Messrs. Knutson, Kristjansson and Wulfsohn. The annual incentive award opportunity for each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn consisted of both the formulaic ROAE Bonus and the discretionary IRM Bonus. A discussion of the Compensation Committee’s determination of each of these components is set forth below.
ROAE Bonus. Under the ROAE Bonus methodology set forth in Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s respective employment agreement, which is described on pages 29 to 31 of this Proxy Statement, MFA had negative Adjusted ROAE for the 2020 Performance Period. In light of the negative Adjusted ROAE, none of Mr. Knutson, Kristjansson or Wulfsohn earned or was otherwise paid an ROAE Bonus.
Executive	Target ROAE Bonus	% of ROAE Bonus Earned	2020 ROAE Bonus Earned ($)
Mr. Knutson	$1,650,000	-0-	-0-
Mr. Kristjansson	$712,500	-0-	-0-
Mr. Wulfsohn	$712,500	-0-	-0-
IRM Bonus. The actual amount of the IRM Bonus paid to each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn was determined by the Compensation Committee in its discretion based upon its review of each executive’s individual performance and overall company performance. In considering these factors, the Compensation Committee did not assign specific weightings to each, but instead considered them together as part of a comprehensive review.

Based on the above-described review, the Compensation Committee determined that an IRM Bonus for each executive that was in excess of the Target IRM Bonus was merited. The target amount of this component of annual bonus, the percentage of that target amount earned and the total amount of the 2020 IRM Bonus earned by Messrs. Knutson, Kristjansson and Wulfsohn is set forth in the following table:
Executive	Target IRM Bonus	% of IRM Bonus Earned	2020 IRM Bonus Earned
Mr. Knutson	$550,000	200%	$1,100,000
Mr. Kristjansson	$237,500	200%	$475,000
Mr. Wulfsohn	$237,500	200%	$475,000
In determining the amount of Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s respective IRM Bonuses and its decision to pay out such bonuses at a level that was 200% of each such executive’s Target IRM Bonus for the 2020 Performance Period, the Compensation Committee recognized that such payout was being made to the executives for their performance during a year in which the Company suffered a significant net loss and a significant decline in book value, and its stockholders suffered a significant decline in the value of their holdings. Nonetheless, the Compensation Committee also recognized the leadership of each executive in steering the Company and its employees through the unprecedented operating and financial environment triggered by the COVID-19 pandemic, which resulted in the most disruptive and dislocating period in MFA’s history. In particular, the Compensation Committee recognized Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s efforts to liquidate large portions of the Company’s investment portfolios in as orderly a manner as practicable beginning in mid-March 2020 through much of the spring to increase liquidity to satisfy margin calls and repay outstanding borrowings. The Compensation Committee also noted the executives’ collective efforts to successfully negotiate forbearance arrangements with lenders representing the vast majority of the Company’s outstanding indebtedness in order to give the Company the time and “breathing room” it needed so that management could work with its financial advisors to identify potential sources of third party capital to create a more durable funding structure for the Company that was less reliant on shorter-term, mark-to-market repurchase arrangements. In this regard, the Compensation Committee recognized the executive team’s success in negotiating and completing the transactions to raise new capital and restructure existing funding arrangements such that upon the Company’s exit from forbearance in late June 2020, it had in excess of $2 billion in longer-term, non-mark-to-market funding. The Compensation Committee also recognized management’s success in maintaining the Company’s relationships with its most important lending counterparties throughout the forbearance period and building on these relationships with new and amended lending facilities.
Further, the Compensation Committee noted management’s success in fully repaying within four months after funding the “rescue financing” that the Company obtained in connection with its exit from the forbearance arrangements. Additionally, the Compensation Committee also recognized management’s successful execution of three securitization transactions, involving the company’s porfolio of Non-QM mortgage loans which helped to lower the cost of funding of a portion of over $1.3 billion of the Company’s investment assets and raised further liquidity for the Company. And finally, the Compensation Committee recognized Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s successful efforts in leading MFA’s employees and maintaining the unity and focus of its workforce during a time of significant disruption and uncertainty for the Company, which was made all the more so due to the remote work environment in which our employees found themselves following the onset of the COVID-19 pandemic. In light of these and other considerations, the Compensation Committee believed that it was appropriate to award each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn the maximum amount of his respective IRM Bonus.
Mr. Yarad and Mr. Schwartz. Mr. Yarad and Mr. Schwartz are eligible to receive an annual performance bonus in such amount as approved by the Compensation Committee after receiving the input of our CEO. Annual incentive compensation for Mr. Yarad and Mr. Schwartz is based upon subjective assessments and evaluation of MFA’s annual performance and each executive’s individual performance. After receiving the input of Mr. Knutson, the Compensation Committee approved an annual incentive bonus to Mr. Yarad of $290,000 for 2020 and an annual incentive bonus to Mr. Schwartz of $330,000 for 2020, all of which was paid in cash. Mr. Yarad’s and Mr. Schwartz’s bonuses were based on, among other things, their integral roles in leading us through the forebrearance period with our lenders, in particular during the second quarter of 2020 and leadership in directing the activities performed by our finance and accounting staff in support of our business activities.

2020 Long-Term Equity-Based Incentive Awards
Under the terms of his employment agreement, Mr. Knutson was granted RSUs, consisting of 141,071 TRSUs and a target amount of 286,670 PRSUs, respectively, in February 2020. In addition, in order to further align the interests of the other Named Executive Officers and foster their retention (and, in the case of Messrs. Kristjansson and Wulfsohn, in accordance with their employment agreements), the Compensation Committee also made awards of TRSUs and PRSUs to Messrs. Kristjansson, Wulfsohn, Yadav and Yarad in February 2020. For each Named Executive Officer, with respect to the target number of PRSUs, one-half of such target amount is comprised of Absolute TSR PRSUs and one-half is comprised of Relative TSR PRSUs.
•
The TRSUs will “cliff” vest on December 31, 2022, subject solely to continued employment through the vesting date. Upon vesting, the executive will receive one share of our Common Stock for each TRSU that vests. To the extent that dividends are paid on our Common Stock during the period in which the TRSUs are outstanding, each executive will receive a dividend equivalent in respect of the outstanding TRSUs in the form of a cash payment.

•
The Absolute TSR PRSUs will “cliff” vest on December 31, 2022, subject to the achievement of the average TSR objective described below and the executive’s continued employment with the Company. The actual number of PRSUs that will be earned and will vest will be based on the level of the Company’s cumulative total stockholder return (i.e., share price appreciation or depreciation, as the case may be, plus dividends divided by initial share price) relative to an 8% per annum simple TSR (assuming no reinvestment of dividends) for the three-year performance period beginning on January 1, 2020 and ending on December 31, 2022. To determine the actual number of Absolute TSR PRSUs that will be earned and will vest, the target amount of each grant of Absolute TSR PRSUs will be adjusted up or down at the end of the applicable three-year performance period based on the Company’s cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount (reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount being earned and vesting if TSR of 8% per annum is achieved during the performance period.

•
The actual number of Relative TSR PRSUs that will be earned and that will vest will be based on the Company’s cumulative TSR during the applicable performance period beginning on January 1, 2020 and ending on December 31, 2022, as compared to the cumulative TSR of designated peer group companies (listed below) for such performance period. To the extent that the Company’s TSR rank is less than or equal to the 25th percentile when compared to the TSR of the members of the peer group, the executive will vest in 0% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR rank is in the 50th percentile, the executive will vest in 100% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR rank is greater than or equal to the 80th percentile, the executive will vest in 200% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR ranking falls in between the percentiles identified above, the number of Relative TSR PRSUs that vest will be interpolated.

In choosing the companies for the Relative TSR PRSUs against whose TSR the Company’s TSR will be measured over the course of the three-year performance period, the Compensation Committee selected the internally- and externally-managed residential mortgage REITs listed below. (We note that the companies selected by the Compensation Committee for the purposes of the Relative TSR PRSUs are not the same as the companies identified on page 26 of this proxy statement because TSR can be determined without regard to the availability of compensation information, which the Company’s externally-managed peers do not report.)
AG Mortgage Investment Trust, Inc. (MITT)	Dynex Capital, Inc. (DX)
AGNC Investment Corp. (AGNC)	Invesco Mortgage Capital Inc. (IVR)
Annaly Capital Management, Inc. (NLY)	New York Mortgage Trust Inc. (NYMT)
Arlington Asset Investment Corp. (AAIC)	PennyMac Mortgage Investment Trust (PMT)
Armour Residential REIT, Inc. (ARR)	Redwood Trust, Inc. (RWT)
Capstead Mortgage Corporation (CMO)	Two Harbors Investment Corp. (TWO)
Chimera Investment Corporation (CIM)	Western Asset Mortgage Capital Corp. (WMC)

PRSUs that do not vest at the end of the performance period will be forfeited. Upon vesting, the executive will receive one share of the Company’s Common Stock for each PRSU that vests.
Dividend equivalents will not be paid in respect of the PRSUs during the performance period. Rather, dividend equivalents will accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to the executive in the form of additional shares of Common Stock based on the closing price of the Common Stock on the vesting date.
The number and grant date fair value of TRSUs and PRSUs comprising the 2020 long-term equity-based awards granted to each of the Named Executive Officers are set forth in the table below:
	TRSUs		PRSUs
Executive	#	Aggregate Grant Date Fair Value(1)	#	Aggregate Grant Date Fair Value(1)
Mr. Knutson	141,071	$1,093,300	286,670	$1,575,252
Mr. Kristjansson	48,734	$377,688	86,002	$472,581
Mr. Wulfsohn	48,734	$377,688	86,002	$472,581
Mr. Schwartz	20,000	$155,000	30,000	$164,850
Mr. Yarad	20,000	$155,000	30,000	$164,850
(1)	Determined at the time the grant was made (February 10, 2020) in accordance with FASB Accounting Standards Codification Topic 718.
*****
Other Elements of Compensation. The following briefly summarizes the other elements of compensation that we provide to our Named Executive Officers beyond salary, annual incentives and long-term equity awards.
Deferred Compensation and Retirement Benefits. In 2002, the Board adopted the Senior Officers Plan, which gives executive officers the ability to elect to defer up to 100% of their annual cash incentive compensation. Amounts deferred under this plan are subject to a five-year deferral period and can be paid in a lump sum or in installment payments at the termination of the deferral period. The Senior Officers Plan is intended to provide executive officers with an opportunity to defer certain compensation. Amounts deferred under the plan are considered to be converted into “stock units” of MFA, which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts (and the resultant stock units), together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. Prior to the time that the deferred accounts are settled, participants are unsecured creditors of MFA.
The Named Executive Officers are also eligible to participate in our tax qualified retirement savings plan (the “401(k) Plan”) under which all full time employees, subject to certain restrictions, are able to contribute compensation up to the limit prescribed by the Internal Revenue Service on a before tax basis. We match 100% of the first 3% of eligible compensation deferred by our employees and 50% of the next 2%, subject to a maximum ($11,400 for 2020) as provided by Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). We have elected to operate this plan under applicable safe harbor provisions of the Code, whereby, among other things, we must make contributions for all participating employees, and all matches contributed by us vest immediately.
No Perquisites and Other Benefits. The Compensation Committee provides no perquisites and other benefits to the Named Executive Officers. We do not provide a perquisite allowance to the Named Executive Officers, nor do we reimburse the Named Executive Officers for automobiles, clubs, financial planning, tax preparation, personal or home security or items of a similar nature. The Compensation Committee periodically reviews the appropriateness of perquisites in light of market practices, an individual executive’s particular facts and circumstances and within the context of the total compensation program. No actions were taken during 2020 regarding perquisites.
The Named Executive Officers are eligible to participate in our employee health and welfare benefit programs that are generally available to all employees. Further, in accordance with the Code of Conduct, we do not make any loans to, or guarantee any personal loans of, the Named Executive Officers.

Changes to Compensation Program for 2021
In the fall of 2020, the Compensation Committee, with the assistance of its independent consultant, Federic W. Cook & Co., Inc. (“FW Cook”), undertook a review of our executive compensation program. The Compensation Committee determined to undertake the review notwithstanding that new multi-year employment agreements for each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn had gone into effect on January 1, 2020. The Compensation Committee recognized that the significant changes to the Company resulting from the Covid-19 pandemic, including the significant decrease to the size of the Company’s balance sheet and the composition of its investment portfolio, as well as the significant decrease in its stock price, created a disconnect and misalignment of the interests of the Company’s management and its stockholders because it was highly unlikely that the TRSUs and PRSUs granted in each of 2018, 2019 and 2020 would have any meaningful value (to the extent they even vested at all in the case of the PRSUs) and the performance levels to achieve threshold, target and maximum payouts under the annual incentive award program, which were embedded in the executives’ respective employment agreements, were no longer relevant going forward in light of the Company’s smaller balance sheet, change in investment mix and changes in the Company’s operating and funding environment. Using publicly available information, as well as other information provided by FW Cook, the Compensation Committee reviewed the compensation opportunity and level of compensation for Messrs. Knutson, Kristjansson and Wulfsohn and the structure and design of our executive compensation programs with a focus on the retention and motivation aspects of our executive compensation program, particularly in light of the dynamics discussed above.
As a result of this review, the Compensation Committee made modifications to certain of the terms of each of Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s employment agreements which became effective January 1, 2021. Although the changes to the executives’ compensation arrangements did not go into effect until 2021 and had no impact on the Compensation Committee’s 2020 compensation decisions (and are not reflected in the compensation tables included in this Proxy Statement), we have summarized them below so that stockholders may consider them as they evaluate our executive compensation program.
Agreements Amended to Make Them Renewable Annually. Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s employment agreements have been amended such that each agreement now has a fixed term running through December 31, 2021, provided that the term of each agreement will automatically renew for an additional one-year period, unless either MFA or the executive gives the other party written notice of its or his intention not to renew the term of the applicable employment agreement at least 90 days prior to the end of the then-current term. Prior to the effective date of the amendments, the term of Mr. Knutson’s employment agreement was scheduled to terminate on December 31, 2022, and the term of Mr. Kristjansson’s and Mr. Wulfsohn’s agreements was scheduled to terminate on December 31, 2021.
Adjustment to Mr. Knutson’s “Target” Annual Incentive Award and Maximum Annual Incentive Award; No Adjustment to Mr. Kristjansson’s and Mr. Wulfsohn’s “Targets”. For the 2021 performance period, the Compensation Committee and Mr. Knutson agreed that his overall “target” annual incentive award would be reduced to $2,000,000 from a “target” of $2,200,000, which was in place for the 2020 Performance Period. Consequently, Mr. Knutson is eligible to earn a maximum annual incentive award for the 2021 performance period of $4,000,000 (as compared to a maximum annual incentive award of $4,400,000, which he was eligible to earn for the 2020 Performance Period). Each of Mr. Kristjansson’s and Mr. Wulfsohn’s overall “target” annual incentive award remains $950,000 for the 2021 performance period. For each executive, 75% of the overall “target” continues to be comprised of the ROAE Bonus and 25% of the overall “target” continues to be comprise of the IRM Bonus. Under the terms of the executives’ respective amended employment agreements, the executives’ overall “target” annual incentive awards may not be decreased unless in connection with an overall reduction in target bonuses for the Company’s senior executives more generally.
Annual Setting of ROAE Levels for Threshold, Target and Maximum Payouts for ROAE Bonus. The Compensation Committee continues to believe that the portion of Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s annual incentive award that is based on a formulaic methodology tied to Adjusted ROAE remains appropriate. However, in light of year-to-year changes in the Company’s operating environment and changes in the mix of its investment assets, and in an effort to retain flexibility to refine Adjusted ROAE goals to respond to changes in financial conditions and the operating environment, the Compensation Committee determined that it was no longer appropriate to embed directly in each executive’s employment agreement the Adjusted ROAE performance goals for the payment of threshold, target and maximum payouts in respect of the ROAE Bonus for a particular performance period. With the foregoing in mind, Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s employment agreements were amended to provide that, beginning with the 2021 performance period, the actual amount of the ROAE Bonus to be earned by each executive will be based on the Company’s Adjusted ROAE for the applicable performance period relative to threshold, target, and maximum Adjusted ROAE performance goals established by the Compensation Committee on an annual basis within the first three months of the applicable performance period.
No Modifications to Outstanding LTIAs; Changes for 2021. Following a review of the LTIA program, the Compensation Committee determined not to modify any of the terms of previously granted awards that remain outstanding and to make only minor changes to the structure and design of these awards for 2021. Under the terms Mr. Knutson’s amended employment agreement, he is entitled to an annual grant of TRSUs with an aggregate grant date value of $1,040,000, and under the terms of each of Mr. Kristjansson’s and Mr. Wulfsohn’s respective employment agreement, they are entitled to an annual grant of TRSUs with an aggregate grant date value of $320,000. As with TRSU awards granted in prior years, the TRSU awards granted in early 2021 will “cliff” vest after three years (December 31, 2023). Under the terms of the executives’ amended employment agreements, the Compensation Committee may increase or decrease the aggregate grant date value for any annual grant of TRSUs made in future years.
Beginning with grants of TRSUs made in 2021, the executives will no longer receive dividend equivalent payments in respect of the TRSUs as and when dividends are paid on our Common Stock during the period in which TRSUs are outstanding. Rather, to further the retention value of such awards, each executive will be credited with an amount, per TRSU, equal to the amount of dividends declared, which will be paid in cash following the vesting of the TRSU at the end of the three-year vesting period.
Under the terms Mr. Knutson’s amended employment agreement, he is entitled to an annual grant of PRSUs with an aggregate grant date value of $1,810,000, and under the terms of each of Mr. Kristjansson’s and Mr. Wulfsohn’s respective employment agreement, they are entitled to an annual grant of TRSUs with an aggregate grant date value of $480,000. Under the terms of the executives’ amended employment agreements, the Compensation Committee may increase or decrease the aggregate grant date value for any annual grant of PRSUs made in future years. Similar to the structure of prior grants of PRSUs, 50% of the grant date value of each annual PRSU award will vest based on the Company’s level of absolute TSR during the applicable three-year performance period and 50% of the grant date value will vest based on the Company’s level of TSR during the applicable three-year performance period relative to the TSR during such period of a peer group of companies designated by the Compensation Committee at the time of each grant, in each case based on the same metrics and methodology as in place for PRSU grants made in each of 2018, 2019 and 2020. Generally, each grant of PRSUs to be granted to the executives will vest on the last day of the applicable performance period, subject to the level of performance achieved and the executive’s continued employment with the Company.
More detailed information regarding Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s amended employment agreements, can be found under “Employment Contracts” on pages 48 to 51 of this Proxy Statement.
Compensation and Separation Payments Made to Sunil Yadav
As indicated above, Mr. Yadav served as one of our Senior Vice Presidents through the date of his termination of employment on September 30, 2020. For 2020, Mr. Yadav was paid base salary in the amount of $225,000 through the date of his termination of employment. Mr. Yadav was not paid any annual incentive compensation in respect of the 2020 Performance Period. Pursuant to the terms of his employment agreement, we paid to Mr. Yadav in the fourth quarter of 2020 cash severance payments aggregating $1,090,846. In addition, under the terms of his employment agreement, upon his termination an aggregate 48,000 TRSUs (with an aggregate value of $128,640), which had been previously granted to him in 2018, 2019 and 2020, vested and were settled in the form of shares of our Common Stock. Also, Mr. Yadav received an aggregate 12,992 shares of our Common Stock (with an aggregate value of $50,539) upon the vesting on December 31, 2020 and settlement in January 2021, of a portion of the PRSUs granted to him in early 2018. Mr. Yadav also may become entitled to additional shares of our Common Stock upon the vesting and settlement of PRSUs granted to him in February 2019 and February 2020 if certain TSR-based performance conditions are met at the end of their respective three-year performance periods. (See “Outstanding Equity Awards at Fiscal 2020 Year End” on pages 45 and 46 of this Proxy Statement for additional information regarding these PRSUs.) Other than these outstanding PRSUs, we do not have any further obligations to Mr. Yadav.
Other Features of Our Executive Compensation Program
Use of Employment Agreements. We have historically used written employment agreements with certain of our executive officers to evidence our mutual understanding regarding the key terms of employment, including the employment term, level of base salary, other elements of compensation, reasons for termination of employment before the end of the term, severance payments and post-employment covenants. At present, we have written employment agreements with three executive officers (Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn). The Compensation Committee believes that the use of employment agreements in certain instances helps the Company to retain key personnel responsible for the execution of MFA’s strategies and the management of its operations and provides certain protections for MFA in the form of covenants restricting employment with a competitor and solicitation of our employees. Although the Compensation Committee has used written employment agreements to provide the Company and certain of its executives with certainty regarding the terms of employment and to encourage stability of key management, the Compensation Committee periodically discusses their merit in achieving these objectives and may, in its discretion, determine not to use written employment agreements in the future for certain or all of our employees. For additional details regarding the employment agreements of Messrs. Knutson, Kristjansson and Wulfsohn, including the circumstances in which severance is payable and the amount of such severance benefits, see “Employment Contracts” on pages 48 to 51 and “Potential Payments upon Termination of Employment or Change in Control” on pages 52 to 55 of this Proxy Statement.
The Compensation Committee believes that the written employment agreements have been responsibly structured, including as follows:
•	Employment terms are renewable and may otherwise be terminated on an annual basis;
•	Severance arrangements individually tailored for each executive depending on his role and for the applicable termination scenario;
•	No “single trigger” or “modified single trigger” vesting of severance benefits and/or outstanding equity awards upon a change in control of the Company; and
•	No tax gross-up payments.
Clawback Policy. We have a policy pursuant to which we seek to recover, to the extent practicable and as may be permitted by applicable law, incentive compensation payments that were paid or awarded to our executive officers and certain other members of management when:
•	the payment of such compensation was based on the achievement of financial results that were subsequently the subject of a material restatement; and
•
in the Board’s view, the employee engaged in fraud or misconduct that caused or partially caused the need for the restatement, and a smaller amount would have been paid to the employee based on our restated financial results.

Further, pursuant to the requirements of the Dodd-Frank law, in July 2015 the SEC proposed rules to require the clawback of certain types of incentive-based compensation in the event a company is required to restate previously-issued financial statements (regardless of whether such restatement was the result of misconduct) that would have resulted in a lower amount of incentive compensation being earned or paid. We will take appropriate steps to implement the requirements under these rules when they are finalized.
We also have included in Messrs. Knutson’s, Kristjansson’s and Wulfsohn’s respective employment agreements, as well as in the TRSU and PRSU award agreements relating to awards made to Mr. Yarad and Mr. Schwartz in 2018, 2019 and 2020, provisions requiring the forfeiture of unvested awards and permitting the recoupment of the after-tax value of vested awards in the event that that employee breaches certain covenants regarding, among other matters, confidentiality of Company information and solicitation of employees for a period of time after termination of employment.
Stock Retention and Ownership Requirements. Equity awards received by certain of our Named Executive Officers are subject to a stock retention and ownership policy intended to further encourage significant long-term share ownership. Messrs. Knutson, Kristjansson and Wulfsohn are not permitted to sell or otherwise transfer shares received from equity awards granted pursuant to their employment agreements during the executive’s employment or for a period of six months following the termination of the executive’s employment, unless the value of the executive’s stock holdings (inclusive of shares of common stock and restricted stock units) in MFA exceeds four times the executive’s annual base salary. In addition, the shares of Common Stock granted as a component of each Named Executive Officer’s annual incentive compensation for 2018 and 2019 are prohibited from being sold or otherwise transferred for a period of three years from the date of grant.

Anti-Hedging Policy. Our Insider Trading Policy prohibits our employees, including our executive officers, from engaging in short sales or in transactions in puts, calls or other derivative securities in respect of MFA’s equity and debt securities, whether on an exchange or in any other organized market. In addition, we prohibit our employees from engaging in other forms of hedging transactions involving MFA’s equity and debt securities, such as zero cost collars and forward sale contracts.
Advice from Independent Compensation Consultant. Periodically since 2005, the Compensation Committee has retained an independent compensation consultant to assist the Compensation Committee in reviewing the competitiveness of its executive compensation program, considering the overall design of the compensation program and providing compensation advice independent of company management. In the fall of 2020, the Compensation Committee directly retained FW Cook, a nationally-recognized compensation consulting firm, in this role. One or more representatives from FW Cook meet, from time to time, with the Compensation Committee and provide assistance to the Compensation Committee with respect to various matters, including: (i) a benchmarking review of peer company executive compensation; (ii) the awards of annual incentive compensation; (iii) evaluating the elements and design of various aspects of our compensation program in light of current executive compensation practices for companies in our industry and public companies more generally; (iv) assisting in the development of an appropriate peer group; and (v) assisting in the design and review of employment agreements and other employment arrangements for certain of our senior executives.
Under the terms of its engagement, FW Cook does not provide any other services to us, except as may be pre-approved by the Chair of the Compensation Committee.
Compensation Committee Conflicts of Interest Analysis. The Compensation Committee assessed the independence of FW Cook pursuant to the factors set forth in its Charter and Rule 10c-1(b)(4) under the Exchange Act. Based on this assessment, the Compensation Committee concluded that FW Cook’s work for the Board of Directors did not raise any conflicts of interest.
Use of Tally Sheets. The Compensation Committee periodically examines the components of our compensation programs offered to the Named Executive Officers, including, among other things, base salary, annual incentives, equity and long-term compensation, dividend and dividend equivalent payments, the dollar value (and the cost to us) of any perquisites and other personal benefits, the earnings and accumulated payout obligations under the Senior Officers Plan (as may be applicable) and the actual projected payout obligations under several potential severance and change in control scenarios. In connection with such review, a compensation tally sheet setting forth these components of our executive compensation program typically is prepared with respect to our most senior executives and reviewed by the Compensation Committee for this purpose.
Role of Executive Officers in Compensation Decisions. The Compensation Committee, which is comprised entirely of independent directors, makes recommendations to the independent directors of the Board on all compensation decisions relating to our CEO, and it determines and approves all compensation decisions related to our other Named Executive Officers. When making compensation recommendations for Named Executive Officers other than the CEO, the Compensation Committee will typically seek and consider the advice and counsel of the CEO in light of his direct day-to-day working relationship with these senior executives. Taking this feedback into consideration, the Compensation Committee engages in discussions and makes final determinations related to compensation paid to the Named Executive Officers. All decisions regarding the compensation of our CEO are ratified and confirmed independently by the independent directors of the Board.
Deductibility of Executive Compensation. Section 162(m) of the Code generally provides that, for federal tax purposes, a public company may not deduct compensation in excess of $1 million paid in any fiscal year to any of certain executive officers (who are referred to as “covered employees”). For taxable years commencing before January 1, 2018, (i) the Company’s “covered employees” subject to Section 162(m) included our chief executive officer and our other three most highly compensated executives (other than our chief financial officer) and (ii) compensation paid pursuant to a stockholder-approved plan that qualified as “performance-based compensation” under Section 162(m) was exempt from the annual $1 million deduction limitation.
Pursuant to the Tax Cut and Jobs Act of 2017, for taxable years beginning on or after January 1, 2018, (i) the Company’s “covered employees” are our chief executive officer, chief financial officer and our three other most highly compensated executives, (ii) an individual who is a “covered employee” in any year after 2016 will remain a “covered employee” under Section 162(m) regardless of the individual’s officer status or level of compensation and (iii) the exception for compensation that qualifies as “performance-based” is eliminated.

The Compensation Committee considers the Section 162(m) deduction limit when it assesses the Company’s executive compensation practices. However, in order to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote our corporate goals, including retaining and providing incentives to the executive officers, the Compensation Committee has not adopted a policy that all compensation must be deductible and may, as it has in prior years (including 2020), authorize payments to executives that may not be fully deductible if the Compensation Committee believes that such payments are in the Company’s interests.
Compensation Risk Considerations
The Compensation Committee monitors the risks and rewards associated with our compensation programs and considers, in establishing our compensation programs, whether they encourage unnecessary or excessive risk taking.
The Compensation Committee designs our compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the long term.
With respect to the primary elements of our compensation programs, we use a number of practices designed to help mitigate unnecessary risk taking, including:
•	annual base salaries for all employees, including the Named Executive Officers, which are fixed in amount and determined or approved in advance by the Compensation Committee and/or the Board;
•
annual incentive compensation, which for 2020 was partly or wholly discretionary and subjectively determined for all employees (including the IRM Bonus for Messrs. Knutson, Kristjansson and Wulfsohn), is determined or approved by the Compensation Committee and/or the Board; and

•
long-term incentive compensation is determined or approved in advance by the Compensation Committee and/or the Board and typically vests over a multi-year time period and/or is subject to the achievement of one or more performance criteria. Such compensation may also, in certain instances, be subject to forfeiture upon termination of service and subject to retention requirements.

With respect to the IRM-determined bonus used in 2020 for Messrs. Knutson, Kristjansson and Wulfsohn, mitigating factors included in the use of this element of compensation consisted of the Compensation Committee’s right to apply, in any given year, a discretionary adjustment to adjust this component of each such executive’s annual incentive award based upon the Compensation Committee’s assessment of certain company-related, market-related and individual performance factors.
Based on the foregoing, we believe that our compensation programs for 2020 were appropriately balanced, did not motivate or encourage unnecessary or excessive risk taking and did not create risks that were reasonably likely to have a material adverse effect on the Company.
*****
Report of the Compensation Committee
While MFA’s management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on such review and discussions, the Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Robin Josephs, Chair
James A. Brodsky
Richard C. Wald
The foregoing Compensation Committee Report shall not be deemed under the Securities Act of 1933, as amended, or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Named Executive Officers
The following table summarizes the compensation of our Named Executive Officers for the years ended December 31, 2020, 2019 and 2018.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Non-equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
C. L. Knutson Chief Executive Officer and President	2020	800,000	1,100,000	2,668,552	—	11,400	4,579,952
	2019	700,000	533,911	2,701,570	1,404,764	11,200	5,351,445
	2018	700,000	461,430	2,644,987	1,408,220	11,000	5,225,637

G. Kristjansson Co-Chief Investment Officer and Senior Vice President	2020	400,000	475,000	850,269	—	11,400	1,736,669
	2019	350,000	235,155	1,005,598	585,315	11,200	2,187,268
	2018	350,000	193,210	972,485	589,650	11,000	2,116,345

B. Wulfsohn Co-Chief Investment Officer and Senior Vice President	2020	400,000	475,000	850,269	—	11,400	1,736,669
	2019	350,000	235,155	1,005,598	585,315	11,200	2,187,268
	2018	350,000	193,210	972,485	589,650	11,000	2,116,345

S. D. Yarad Chief Financial Officer	2020	475,000	290,000	319,850	—	11,400	1,096,250
	2019	475,000	292,000	287,057	—	11,200	1,065,257
	2018	475,000	252,000	278,850	—	11,000	1,016,850

H. E. Schwartz Senior Vice President and General Counsel	2020	455,000	330,000	319,850	—	11,400	1,116,250

Former Executive Officer
S. Yadav(1) Senior Vice President	2020	225,000	—	255,880	—	$1,090,846	1,571,726
	2019	300,000	462,329	483,546	—	11,200	1,257,075
	2018	300,000	531,376	515,533	—	11,000	1,357,909
(1)	Mr. Yadav’s employment with MFA terminated on September 30, 2020.
(2)
Amounts in this column represent the cash component of the discretionary portion (in the case of Messrs. Knutson, Kristjansson and Wulfsohn, the IRM Bonus) of the annual incentive awards that were paid to each of the Named Executive Officers in respect of the years presented. Per SEC rules, the stock component, if any, of the discretionary portion of the annual incentive awards is included under “Stock Awards” in this table. See Note 3 below.

(3)
Amounts in this column represent the aggregate grant date fair value of awards granted in the year indicated computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For 2020, amounts included in this column are comprised of TRSUs and PRSUs granted to each of the Named Executive Officers in February 2020. See the Grants of Plan-Based Awards for 2020 table on pages 44 to 45 of this Proxy Statement for further information on awards made in 2020. A discussion of the assumptions underlying the calculation of the RSU values may be found in Note 2(k) and Note 13 to our 2020 Consolidated Financial Statements on pages 84 and 85 and pages 119 to 123, respectively, of our 2020 Annual Report to Stockholders on Form 10-K.

For 2019 and 2018, amounts included in this column are comprised of (i) TRSUs and PRSUs granted to each of the Named Executive Officers in the applicable year and (ii) fully-vested shares of Common Stock granted to each of the Named Executive Officers as a component of his annual incentive award (for Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn, their respective ROAE Bonus and IRM Bonus) for the applicable year.

As indicated above, the amounts in this column for 2020 include the grant date fair value of, among other awards, PRSUs granted to each of the Named Executive Officers during the year. For purposes of the Summary Compensation Table, the grant date fair value of these PRSUs that is included in the amount reported in this column assumes that “target” performance is achieved during the three-year performance period. The target value of these PRSUs (which is included in the column) is as follows: for Mr. Knutson, $1,575,252; for Mr. Kristjansson, $472,581; for Mr. Wulfsohn, $472,581; for Mr. Yarad, $164,850; for Mr. Schwartz, $164,850; and for Mr. Yadav, $131,880. The maximum value of these PRSUs as of the grant date assuming the highest level of performance is achieved is as follows: for Mr. Knutson, $3,150,503; for Mr. Kristjansson, $945,162; for Mr. Wulfsohn, $945,162; for Mr. Yarad, $329,700; for Mr. Schwartz, $329,700; and for

Mr. Yadav, $263,760. A description of these PRSU awards, including the vesting and performance conditions of such awards, can be found in Note 5 to the Grants of Plan-Based Awards for 2020 table below.
(4)
Amounts in this column exclude dividend equivalents paid during the year in respect of outstanding time-based RSUs (“TRSUs”) (both vested and unvested). Dividend equivalents consist of a cash distribution in respect of each RSU equal to the cash dividend paid on a share of Common Stock. For 2020, the Company paid dividend equivalents on unvested TRSUs. The Company does not pay dividend equivalents on unvested PRSUs. The right to receive dividend equivalents was factored into the grant date fair value of RSUs reported for each year in the column. The following table sets forth the value of dividend equivalents, paid to the Named Executive Officers in 2020:

Name	Cash Dividend Equivalents ($)
C. L. Knutson	62,304
G. Kristjansson	20,937
B. Wulfsohn	20,937
S. D. Yarad	9,000
H.E. Schwartz	9,000

Former Executive Officer
S. Yadav	9,900
(5)
Amounts in this column represent the cash payment, if any, made to each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn in respect of the portion of his respective annual incentive award that was based on Adjusted ROAE (i.e., the ROAE Bonus) as determined in accordance with his respective employment agreement. Per SEC rules, the stock component, if any, of the ROAE Bonus awards is included under “Stock Awards” in this table. For 2020, no ROAE Bonus was earned or paid (either in cash or stock) to any of such executives. See pages 29 to 31 and 33 of this Proxy Statement for additional information regarding the ROAE Bonus.

(6)
Amounts in this column represent the employer matching contributions under the 401(k) Plan in the amount of $11,400 in respect of 2020, $11,200 in respect of 2019 and $11,000 in respect of 2018, in each case credited to each of the Named Executive Officers (except, in the case of Mr. Yadav, for 2020 for which did not receive a matching contribution). For Mr. Yadav, for 2020, amount reflects contractually required cash severance payment in connection with his termination of service on September 30, 2020.

Grants of Plan-Based Awards
The following table summarizes certain information regarding all plan-based awards granted to the Named Executive Officers during the year ended December 31, 2020.
Grants of Plan-Based Awards for 2020
	Type of Award(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards Target(2) (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name			Threshold	Target	Maximum
C. L. Knutson	ROAE Bonus	—	-0-	1,650,000	3,300,000	—	—	—
	TRSU	02/10/2020(4)	—	—	—	—	141,071	1,093,300
	PRSU	02/10/2020(5)	—	—	—	286,670	—	1,575,252

G. Kristjansson	ROAE Bonus	—	-0-	712,500	1,425,000	—	—	—
	TRSU	02/10/2020(4)	—	—	—	—	48,734	377,688
	PRSU	02/10/2020(5)	—	—	—	86,002	—	472,581

B. Wulfsohn	ROAE Bonus	—	-0-	712,500	1,425,000	—	—	—
	TRSU	02/10/2020(4)	—	—	—	—	48,734	377,688
	PRSU	02/10/2020(5)	—	—	—	86,002	—	472,581

S. D. Yarad	TRSU	02/10/2020(4)	—	—	—	—	20,000	155,000
	PRSU	02/10/2020(5)	—	—	—	30,000	—	164,850

H. E. Schwartz	TRSU	02/10/2020(4)	—	—	—	—	20,000	155,000
	PRSU	02/10/2020(5)	—	—	—	30,000	—	164,850

Former Executive Officer
S. Yadav	TRSU	02/10/2020(4)	—	—	—	—	16,000	124,000
	PRSU	02/10/2020(5)	—	—	—	24,000	—	131,880
(1)	Type of Award:
ROAE Bonus = Formulaically-determined cash award paid as part of annual incentive award (see Note 5 to Summary Compensation Table for additional information)
TRSU = Time-based RSUs
PRSU = Performance-based RSUs
(2)
This column shows the “target” number of PRSUs granted to each of the Named Executive Officers. The number of PRSUs that will ultimately vest is based upon the level of total shareholder return (“TSR”) of our Common Stock for the three-year performance period beginning January 1, 2020, and ending December 31, 2022. See note 5 below for further discussion regarding the applicable TSR goal and other material terms of these PRSU awards.

(3)
Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For PRSUs, the grant date fair value is based on the assumption that the vesting condition for “target” performance will be achieved. See note 3 to the Summary Compensation Table for additional information. As indicated in the table captioned “Outstanding Equity Awards at Fiscal 2020 Year End” found on pages 45 and 46 of this Proxy Statement, the market or payout value of the TRSUs and PRSUs (assuming a “target” number of PRSUs ultimately vest) is meaningfully lower than the aggregate grant date value of such awards. The closing price per share of our Common Stock on the grant date of the TRSU and PRSU awards was $7.75.

(4)
In accordance with the terms of the applicable award agreements, these TRSU awards “cliff” vest on December 31, 2022, subject generally to the executive’s continued employment with MFA through such date. The TRSUs provide for current payment of dividend equivalents in cash (to the extent dividends are paid in respect of the Common Stock) during the vesting period. Each vested and outstanding TRSU will be settled in one share of Common Stock within 30 days of the date that such TRSU vests.

(5)
The number of PRSUs shown represents the “target” number of PRSUs granted. The number of underlying shares that the Named Executive Officer will become entitled to receive at the time of vesting will range from 0% to 200% of the target number of PRSUs granted, subject to the achievement of a pre-established performance metric tied to TSR. One-half of the target number of PRSUs granted will vest based on our level of absolute TSR during the three-year performance period ending December 31, 2022 (the “Absolute TSR PRSUs”), and one-half of the target number of PRSUs will vest based on our level of TSR for the three-year performance period ending December 31, 2022, relative to the TSR of a peer group of companies designated by the Compensation Committee of the Board at the time of grant (the “Relative TSR PRSUs”). For the Absolute TSR PRSUs, to determine the actual number of PRSUs that will vest, the target number will be adjusted up or down at the end of the three-year performance period, based on our cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount (reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount being earned and vesting if TSR of 8% per annum is achieved during the performance period (i.e., cumulative TSR of 24% during the performance period). PRSUs that do not vest at the end of the performance period will be forfeited.
With respect to the Relative TSR PRSUs, to the extent that our TSR rank is less than or equal to the 25th percentile when compared to the TSR of the members of the peer group, 0% of the target number of Relative TSR PRSUs will vest. To the extent that our TSR rank is in the 50th percentile, 100% of the target number of Relative TSR PRSUs will vest, and to the extent that our TSR rank is greater than or equal to the 80th percentile, 200% of the target number of Relative TSR PRSUs will vest. PRSUs that do not vest at the end of the performance period will be forfeited.
Dividend equivalents will not be paid in respect of the PRSUs during the performance period. Rather, dividend equivalents will accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to the Named Executive Officer in the form of additional shares of Common Stock based on the closing price of the Common Stock on the vesting date.
The PRSUs will be settled in an equivalent number of shares of our Common Stock within 30 days following the vesting date.
Information regarding the vesting of the awards set forth in the table above upon termination of employment or change in control of MFA can be found under “Potential Payments upon Termination of Employment or Change in Control” on pages 52 to 55 of this Proxy Statement.
Outstanding Equity Awards
The following table summarizes all outstanding equity awards held by the Named Executive Officers on December 31, 2020:
Outstanding Equity Awards at Fiscal 2020 Year End
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
C. L. Knutson	82,500(2)	320,925	—	—
	—	—	122,500(4)	476,525
	141,071(3)	548,766	—	—
	—	—	286,670(5)	1,115,146
G. Kristjansson	30,000(2)	116,700	—	—
	—	—	45,000(4)	175,050
	48,734(3)	189,575	—	—
	—	—	86,002(5)	334,548
B. Wulfsohn	30,000(2)	116,700	—	—
	—	—	45,000(4)	175,050
	48,734(3)	189,575	—	—
	—	—	86,002(5)	334,548
S.D. Yarad	12,000(2)	46,680	—	—
	—	—	18,000(4)	70,020
	20,000(3)	77,800	—	—
	—	—	30,000(5)	116,700
H. E. Schwartz	12,000(2)	46,680	—	—
	—	—	18,000(4)	70,020
	20,000(3)	77,800	—	—
	—	—	30,000(5)	116,700
Former Executive Officer
S. Yadav	—	—	24,000(4)	93,360
	—	—	24,000(5)	93,360
(1)	For purposes of this table, the market value of the unvested RSUs is deemed to be $3.89 per share, the closing price of the Company’s Common Stock on December 31, 2020.

(2)
In accordance with the terms of the applicable award agreements, dated February 1, 2019, these TRSU awards “cliff” vest on December 31, 2021, assuming continued employment with us through such date (subject to earlier vesting in the event of termination of employment under certain circumstances). These TRSUs provide for the current payment of dividend equivalents in cash (to the extent dividends are paid in respect of the Common Stock) during the vesting period.

The aggregate market value of these awards as of December 31, 2020, was (and continues to be as of the date of this Proxy Statement) meaningfully lower than the aggregate grant date value of these awards. The closing price per share of our Common Stock on the grant date of these awards (February 1, 2019) was $7.39, and the aggregate grant date value of these awards was as follows: for Mr. Knutson, $609,675; for each of Mr. Kristjansson and Mr. Wulfsohn, $221,700; and for each of Mr. Yarad and Mr. Schwartz, $88,680.

(3)
In accordance with the terms of the applicable award agreements, dated February 10, 2020, these TRSU awards “cliff” vest on December 31, 2022, assuming continued employment with us through such date (subject to earlier vesting in the event of termination of employment under certain circumstances). These TRSUs provide for the current payment of dividend equivalents in cash (to the extent dividends are paid in respect of the Common Stock) during the vesting period.

As indicated in Note 3 to the Grants of Plan-Based Awards table above, the aggregate market value of these awards as of December 31, 2020, was (and continues to be as of the date of this Proxy Statement) meaningfully lower than the aggregate grant date value of these awards. The closing price per share of our Common Stock on the grant date of these awards (February 10, 2020) was $7.75, and the aggregate grant date value of these awards was as follows: for Mr. Knutson, $1,093,300; for each of Mr. Kristjansson and Mr. Wulfsohn, $377,688; and for each of Mr. Yarad and Mr. Schwartz, $155,000.

(4)
In accordance with the terms of the applicable award agreements, dated February 1, 2019, these PRSU awards “cliff” vest on December 31, 2021, assuming continued employment with us through such date (except in the event of termination of employment under certain circumstances). The number of PRSUs to ultimately vest is subject to the level of TSR achieved in respect of the Common Stock for the three-year period from January 1, 2019, to December 31, 2021. The number of units reported reflects the number of PRSUs that will vest assuming “target” level TSR performance (both on an absolute basis and relative to a designated group of peer companies) is achieved. Dividend equivalents will not be paid during the performance period, but rather will accrue during such period and will be paid out at the end of the performance period in the form of additional shares of Common Stock based on the number of PRSUs to ultimately vest.

The aggregate market or payout value of these awards as of December 31, 2020, was (and continues to be as of the date of this Proxy Statement) meaningfully lower than the aggregate grant date value of these awards. The closing price per share of our Common Stock on the grant date of these awards (February 1, 2019) was $7.39, and the aggregate grant date value of these awards was as follows: for Mr. Knutson, $853,212; for each of Mr. Kristjansson and Mr. Wulfsohn, $313,425; and for each of Mr. Yarad and Mr. Schwartz, $125,370. In addition, in light of the significant decline in the closing price per share of our Common Stock since the grant date of these awards, the possibility that any of these awards will vest at the end of their three-year performance period remains highly uncertain.

(5)
In accordance with the terms of the applicable award agreements, dated February 10, 2020, these PRSU awards “cliff” vest on December 31, 2022, assuming continued employment with us through such date (except in the event of termination of employment under certain circumstances). The number of PRSUs to ultimately vest is subject to the level of TSR achieved in respect of the Common Stock for the three-year period from January 1, 2020, to December 31, 2022. The number of units reported reflects the number of PRSUs that will vest assuming “target” level TSR performance (both on an absolute basis and relative to a designated group of peer companies) is achieved. Dividend equivalents will not be paid during the performance period, but rather will accrue during such period and will be paid out at the end of the performance period in the form of additional shares of Common Stock based on the number of PRSUs to ultimately vest.

As indicated in Note 3 to the Grants of Plan-Based Awards table above, the aggregate market or payout value of these awards as of December 31, 2020, was (and continues to be as of the date of this Proxy Statement) meaningfully lower than the aggregate grant date value of these awards. The closing price per share of our Common Stock on the grant date of these awards (February 10, 2020) was $7.75, and the aggregate grant date value of these awards was as follows: for Mr. Knutson, $1,575,252; for each of Mr. Kristjansson and Mr. Wulfsohn, $472,581; and for each of Mr. Yarad and Mr. Schwartz, $164,850. In addition, in light of the significant decline in the closing price per share of our Common Stock since the grant date of these awards, the possibility that any of these awards will vest at the end of their three-year performance period remains highly uncertain.

Options Exercised and Stock Vested in 2020
The following table summarizes certain information regarding options exercised and stock awards vested with respect to the Named Executive Officers during the year ended December 31, 2020.
	Option Exercises and Stock Vested in 2020
	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
C. L. Knutson	—	—	148,809	578,867
G. Kristjansson	—	—	54,359	211,457
B. Wulfsohn	—	—	54,359	211,457
S. D. Yarad	—	—	21,744	84,584
H. E. Schwartz	—	—	21,744	84,584

Former Executive Officer
S. Yadav	—	—	60,992	179,579
(1)
Vested awards include (i) TRSUs and PRSUs granted in March 2018, which vested in December 2020 (and which were settled in the form of Common Stock in January 2021), and (ii) accrued dividend equivalents (“DEs”) in respect of the vested PRSUs referred to in the preceding clause, which vested in December 2020 (and which were settled in the form of Common Stock in January 2021). For Mr. Yadav vested awards also include TRSUs granted in 2019 and 2020, which vested on his separation from the Company in September 2020.

(2)	Amount is determined by reference to the closing price per share of our Common Stock on the date on which the applicable TRSUs or PRSUs vested.
The table below provides additional information regarding the grants of TRSUs and PRSUs referred to in Note 1 to the above table, including the number and value of the shares issued to each executive following vesting of the TRSUs and PRSUs on December 31, 2020.
	2018 TRSUs				2018 PRSUs
Executive	# Units Granted	Grant Date Value/Target Value	# Units Vested	Value Realized(1)	“Target” # Units Granted	Grant Date Value/Target Value	# Units Vested	Value Realized	# DEs on Vested PRSUs	Value of DEs on Vested PRSUs
C. L. Knutson	82,500	$629,475	82,500	$320,925	122,500	$845,862	45,938	$176,699	20,371	$79,243
G. Kristjansson	30,000	$228,900	30,000	$116,700	45,000	$310,725	16,875	$65,644	7,484	$29,113
B. Wulfsohn	30,000	$228,900	30,000	$116,700	45,000	$310,725	16,875	$65,644	7,484	$29,113
S. D. Yarad	12,000	$91,560	12,000	$46,680	18,000	$124,290	6,750	$26,258	2,994	$11,647
H. E. Schwartz	12,000	$91,560	12,000	$46,680	18,000	$124,290	6,750	$26,258	2,994	$11,647
(1)	Value realized excludes cash dividend equivalents paid during vesting period.
Deferred Plans
On December 19, 2002, the Board adopted the Senior Officers Plan, which is intended to provide our executive officers with an opportunity to defer up to 100% of certain compensation, as delineated in the Senior Officers Plan. Under the Senior Officers Plan, amounts deferred are considered to be converted into “stock units,” which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts (and the resultant stock units), together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. The Senior Officers Plan is a non-qualified plan under the Employee Retirement Income Security Act of 1974, as amended, and is not funded. Prior to the time that the deferred accounts are settled, participants are unsecured creditors of MFA. At present, none of our executive officers have any amounts deferred under the Senior Officers Plan.

Pension Benefits
The Named Executive Officers received no benefits in 2020 from us under defined benefit pension plans. Our only retirement plan in which the Named Executive Officers were eligible to participate, apart from the Senior Officers Plan, is the 401(k) Plan.
Employment Contracts
We have employment agreements with the following Named Executive Officers: Craig L. Knutson, Gudmundur Kristjansson and Bryan Wulfsohn. As described below, these employment agreements provide Messrs. Knutson, Kristjansson and Wulfsohn with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment.
Craig L. Knutson, Gudmundur Kristjansson and Bryan Wulfsohn. On November 26, 2019, we entered into an employment agreement with Mr. Knutson, effective as of January 1, 2020, which was amended and restated on February 22, 2021, effective as of January 1, 2021 (as amended and restated, the “Knutson Employment Agreement”). Also on November 26, 2019, we entered into an employment agreement with each of Mr. Kristjansson and Mr. Wulfsohn, each of which became effective as of January 1, 2020, and each of which was amended and restated on February 22, 2021, effective as of January 1, 2021 (as amended and restated, the “Kristjansson/Wulfsohn Employment Agreements”). Set forth below is a summary of the material terms and conditions of the Knutson Employment Agreement and the Kristjansson/Wulfsohn Employment Agreements. We filed a copy of the Knutson Employment Agreement and copies of the Kristjansson/Wulfsohn Employment Agreements with the SEC on February 23, 2021. The description below of the principal terms of the Knutson Employment Agreement and the Kristjansson/Wulfsohn Employment Agreements relates to such executives’ employment agreements that went into effect as of January 1, 2021, and any compensation described below that is payable to them and our other Named Executive Officers pursuant to the arrangements summarized below will be reported in future proxy statements. The compensation discussed in “Compensation Discussion and Analysis” and reported in the Summary Compensation Table and other tables of this Proxy Statement for our Named Executive Officers relates to compensation that was payable to such officers under their employment arrangements for 2020.
Term
The Knutson Employment Agreement and the Kristjansson/Wulfsohn Employment Agreements each have a fixed term running through December 31, 2021, which term automatically renews for an additional one-year period at the end of the initial term and each year thereafter, unless either MFA or the executive gives the other party written notice of its or his intent not to renew the term of the applicable employment agreement at least 90 days prior to the end of the then current-term.
Base Salary
The Knutson Employment Agreement provides for Mr. Knutson to receive a base salary of $800,000 per annum. The Kristjansson/Wulfsohn Employment Agreements provide for each executive to receive a base salary of $400,000 per annum.
Annual Performance-Based Bonus
The Knutson Employment Agreement and the Kristjansson/Wulfsohn Employment Agreements provide that each executive is eligible to receive an annual performance-based bonus (the “Annual Bonus”) based on the Company’s and each executive’s individual performance during the 12-month period beginning each December 1st during the term and ending on November 30th of the next succeeding year (each 12-month period being a performance period). Pursuant to the terms of their respective employment agreements, Mr. Knutson’s 2021 target annual bonus (the “Overall Target Bonus”) for the 2021 performance period is $2,000,000 and each of Mr. Kristjansson’s and Mr. Wulfsohn’s Overall Target Bonus for the 2021 performance period is $950,000. Generally, the executive’s Overall Target Bonus may not be decreased unless in connection with an overall reduction in target bonuses for the Company’s senior executives.
The employment agreements provide that each executive’s Annual Bonus is comprised of two components. In the case of each executive (i) a portion of his Annual Bonus is payable based on Adjusted ROAE during the applicable performance period (i.e., the ROAE Bonus) and (ii) a portion of his Annual Bonus is based on the executive’s individual performance and the Company’s performance and risk management (i.e., the IRM Bonus). The employment agreements provide that each executive’s Annual Bonus shall be paid in the form of cash.
ROAE Bonus. With respect to the ROAE Bonus, for each Performance Period, the target amount of the ROAE Bonus (the “Target ROAE Bonus”) for each executive is equal to 75% of such executive’s Overall Target Bonus. Based on his Overall Target Bonus for the 2021 performance period, Mr. Knutson’s Target ROAE Bonus is $1,500,000, and Messrs. Kristjansson and Wulfsohn’s Target ROAE Bonus is $712,500. The Employment Agreements provide that each executive is eligible to receive from zero to 200% of his respective Target ROAE Bonus (i.e., up to $3,000,000 in the case of Mr. Knutson and up to $1,425,000 in the case of each of Mr. Kristjansson and Mr. Wulfsohn).
For purposes of determining the ROAE Bonus, Adjusted ROAE is calculated by dividing (i) MFA’s net income as determined in accordance with GAAP (but excluding non-cash, non-operating expense items such as depreciation and amortization expense life-of-loan loss reserves at acquisition under the Current Expected Credit Loss accounting standard, the write off of offering expenses incurred in connection with the redemption of equity and/or debt and, in certain circumstances, gains or losses from hedging instruments) by (ii) MFA’s average stockholders’ equity (based on stockholders’ equity as of the last day of each month during the performance period) as determined in accordance with GAAP (but excluding accumulated other comprehensive income or loss, stockholders’ equity attributable to preferred stock and such other items as may be determined by the Compensation Committee of the Board).
The actual amount of the ROAE Bonus to be paid to each executive will be based on the Company’s adjusted ROAE for the applicable performance period relative to threshold, target, and maximum ROAE performance goals established by the Compensation Committee for each performance period, which will be established within 90 days following commencement of the applicable performance period. If performance is between threshold and target goals or between target and maximum goals, the amount of the ROAE Bonus will be determined by straight line interpolation.
IRM Bonus. With respect to the IRM Bonus, for each performance period the target amount of the IRM Bonus (the “Target IRM Bonus”) for each executive is equal to 25% of such executive’s Overall Target Bonus. Based on his Overall Target Bonus for the 2021 performance period, Mr. Knutson’s Target IRM Bonus is $500,000, and Messrs. Kristjansson and Wulfsohn’s Target IRM Bonus is $237,500. The Employment Agreements provide that each executive will be eligible to receive from zero to 200% of his Target IRM Bonus (i.e., up to $1,000,000 in the case of Mr. Knutson and up to $475,000 in the case of each of Mr. Kristjansson and Mr. Wulfsohn).
The actual amount of the IRM Bonus to be paid to the executive is determined by the Compensation Committee in its discretion based upon any factors it deems relevant and appropriate, including, without limitation, MFA’s leverage strategy relative to other similarly situated companies as well as relative to its own business plan, MFA’s total stockholder return (“TSR”) (both on an absolute basis, as well as relative to relevant indices and other similarly situated companies), overall management of risk and asset selection in generating our returns and the executive’s individual performance.
Equity Awards (LTIAs)
Under his employment agreement, Mr. Knutson is entitled to receive annual grants of RSUs.
TRSUs. Under the terms of the Knutson Employment Agreement, Mr. Knutson is entitled to an annual grant of TRSUs with an aggregate grant date value of $1,040,000, with the number of TRSUs granted determined by the quotient of 1,040,000 divided by the closing price of MFA common stock on the date of grant (the “Grant Date Share Price”). Under the terms of the Kristjansson/Wulfsohn Employment Agreements, each of Mr. Kristjansson and Mr. Wulfsohn is entitled to an annual grant of TRSUs with an aggregate grant date value of $320,000, with the number of TRSUs granted determined by the quotient of 320,000 divided by the Grant Date Share Price. Under the terms of the Employment Agreements, the Compensation Committee may increase or decrease the aggregate grant date value for any annual grant of TRSUs made in future years. Subject to exceptions in certain circumstances described below in “Potential Payments upon Termination of Employment or Change in Control,” each grant of TRSUs to be granted to Messrs. Knutson, Kristjansson and Wulfsohn will vest on the third December 31st to occur following the date of grant, subject to the executive’s continued employment with the Company. In addition, subject to exceptions in certain circumstances described below (see “Potential Payments upon Termination of Employment or Change in Control”), unvested TRSUs will be forfeited as of the date of the executive’s termination of employment with the Company. Upon vesting, each executive will receive one share of MFA Common Stock for each TRSU that vests.
Beginning with grants of TRSUs made in 2021, if dividends are paid on our Common Stock during the period in which TRSUs are outstanding, each executive will be credited with an amount, per TRSU, equal to the amount of dividends declared and paid in respect of one share of Common Stock. Such credited amount will be credited in the form of additional TRSUs (such TRSUs, “DER TRSUs”), based on the fair market value of a share of Common Stock on the payment date of the cash dividend. The DER TRSUs will include the right to receive additional DER TRSUs with respect to any additional dividends declared and will be paid in cash subject to the same terms and conditions (including with respect to vesting and payment timing) applicable to the grant of TRSUs with respect to which the DER TRSUs were credited.
PRSUs. Under the terms of the Knutson Employment Agreement, Mr. Knutson is entitled to an annual grant of PRSUs with an aggregate grant date value of $1,810,000, and under the terms of the Kristjansson/Wulfsohn Employment Agreements, each of Mr. Kristjansson and Mr. Wulfsohn is entitled to an annual grant of PRSUs with an aggregate grant date value of $480,000 (for each executive, the “PRSU Grant Date Value”). Under the terms of the Employment Agreements, the Committee may increase or decrease the PRSU Grant Date Value for any annual grant of PRSUs made to an executive in future years.
A portion of each annual PRSU award will vest based on the Company’s level of absolute TSR during the applicable three-year performance period and a portion will vest based on the Company’s level of TSR during the applicable three-year performance period relative to the TSR during such period of a peer group of companies designated by the Compensation Committee at the time of each grant. (The PRSUs that vest based on the Company’s level of absolute TSR are hereinafter referred to as the “Absolute TSR PRSUs,” and the PRSUs that vest based on the Company’s level of relative TSR are hereinafter referred to as the “Relative TSR PRSUs.”) Subject to certain exceptions described below in “Potential Payments upon Termination of Employment and Change in Control,” each grant of PRSUs to be granted to the executives will vest on the last day of the applicable performance period, subject to the level of performance achieved and the executive’s continued employment with the Company.
Each annual grant of PRSUs provides for a target grant of Absolute TSR PRSUs (the “Absolute TSR Target Award”) and a target grant of Relative TSR PRSUs (the “Relative TSR Target Award”). For each executive, the Absolute TSR Target Award is a number of PRSUs equal to the quotient of (a) 50% of the Executive’s PRSU Grant Date Value divided by (b) the grant date fair value per unit of one Absolute TSR PRSU. Similarly, the Relative TSR Target Award for each Executive is a number of PRSUs equal to (a) 50% of the Executive’s PRSU Grant Date Value divided by (b) the grant date fair value per unit of one Relative TSR PRSU.
With respect to the Absolute TSR PRSUs, the actual number of Absolute TSR PRSUs that will vest will be based on the level of the Company’s cumulative TSR (i.e., share price appreciation or depreciation, as the case may be, plus dividends divided by initial share price) relative to an 8% per annum simple TSR (assuming no reinvestment of dividends) for the three-year performance period beginning on January 1st of the year of grant (e.g., the performance period for the PRSUs granted in January 2021 is January 1, 2021 through December 31, 2023). To determine the actual number of Absolute TSR PRSUs that will vest, the target amount of each grant of Absolute TSR PRSUs will be adjusted up or down at the end of the applicable three-year performance period based on the Company’s cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount (reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount vesting if TSR of 8% per annum is achieved during the performance period.
With respect to the Relative TSR PRSUs, the actual number of Relative TSR PRSUs that will vest will be based on the Company’s cumulative TSR during the applicable three-year performance period (beginning on January 1st of the year of grant) as compared to the cumulative TSR of designated peer group companies for such performance period. To the extent that the Company’s TSR rank is less than or equal to the 25th percentile when compared to the TSR of the members of the peer group, the executive will vest in 0% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR rank is in the 50th percentile, the executive will vest in 100% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR rank is greater than or equal to the 80th percentile, the executive will vest in 200% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. (To the extent that the Company’s TSR ranking falls in between the percentiles identified in the preceding sentences, the number of Relative TSR PRSUs that vest will be interpolated.)
PRSUs that do not vest at the end of an applicable performance period will be forfeited. Upon vesting, the executive will receive one share of MFA Common Stock for each PRSU that vests, provided that the fair market value of the shares of Common Stock delivered upon settlement may not exceed 400% of the PRSU Grant Date Value of the PRSUs granted in respect of the completed performance period. Any PRSUs that vest are subject to an additional one year deferral prior to settlement, subject to accelerated payout under certain circumstances.
Dividend equivalents will not be paid in respect of the PRSUs during the performance period. Rather, dividend equivalents will accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to the executive in the form of additional shares of MFA Common Stock based on the closing price of MFA Common Stock on the vesting date.
Notice of Resignation by Executive/Termination by Company
Each executive must provide 90 days’ notice prior to his resignation, and the Company must provide 90 days’ notice prior to any termination by the Company without cause (in either case, except upon termination in connection with a change in control). During this period, the executive will continue to receive base salary and benefits, but will be ineligible to receive an Annual Bonus for any performance period that was not completed as of the beginning of the 90-day period.
Other Terms and Provisions
Each Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s respective employment agreement provides that if any payments or benefits provided to the executive would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed under Section 4999 of the Code, the payments or benefits will be reduced by the amount required to avoid the excise tax, if such reduction would give the executive a better after-tax result than if he received the full payments and benefits and paid the excise tax. In addition, the Knutson Employment Agreement provides for the vesting of Mr. Knutson’s outstanding unvested equity awards in the event he should retire from the Company in certain circumstances.
Stephen D. Yarad. Mr. Yarad’s employment is not governed by an employment agreement, and consequently, Mr. Yarad is an “at will” employee. For 2021, Mr. Yarad is being paid a base salary of $475,000. Mr. Yarad’s annual performance bonus is determined in the discretion of the Compensation Committee, in consultation with our CEO. On May 6, 2020, the Company and Mr. Yarad entered into an agreement regarding payments to be made to him upon the termination of his employment under certain circumstances, a copy of which was filed with the SEC on May 8, 2020.
Harold E. Schwartz. Mr. Schwartz’s employment is not governed by an employment agreement, and consequently, Mr. Schwartz is an “at will” employee. For 2021, Mr. Schwartz is being paid a base salary of $455,000. Mr. Schwartz’s annual performance bonus is determined in the discretion of the Compensation Committee, in consultation with our CEO. On May 6, 2020, the Company and Mr. Schwartz entered into an agreement regarding payments to be made to him upon the termination of his employment under certain circumstances, a copy of which was filed with the SEC on February 23, 2021.
*****
Each of the employment agreements of Messrs. Knutson, Kristjansson and Wulfsohn includes limitations on (a) providing services to, or acquiring certain interests in, other mortgage REITs and (b) soliciting our employees, in either case without our consent, for a period of time following a termination of employment and require each executive to maintain the confidentiality of our confidential and proprietary information. Mr. Yarad’s and Mr. Schwartz’s terms of employment prohibit them from soliciting our employees without our consent for a period of time following a termination of employment and require them to maintain the confidentiality of our confidential and proprietary information.

Potential Payments upon Termination of Employment or Change in Control (CIC)
The tables below show certain potential payments that would have been made to a Named Executive Officer under his then-current employment agreement or award agreement(s) assuming such person’s employment had terminated at the close of business on December 31, 2020, under various scenarios, including a change in control.
The tables include only the value of the incremental amounts payable to the Named Executive Officer arising from the applicable scenario and do not include the value of vested or earned, but unpaid, amounts owed to the applicable Named Executive Officer as of December 31, 2020 (including, for example, any annual bonus earned but not yet paid as of such date, dividend equivalents relating to dividends declared but not paid as of such date, vested but not settled TRSUs or PRSUs, or the employer 401(k) match of $11,400 for the Named Executive Officers).
The footnotes to the tables describe the assumptions used in estimating the amounts shown in the tables.
As used below, the terms “Cause,” “Change in Control,” “Disability,” and “Good Reason” shall have the respective meanings set forth in the applicable employment agreement, each of which has been filed with the SEC, or award agreement(s), forms of which have been filed with the SEC.
Because the payments to be made to a Named Executive Officer depend on several factors, the actual amounts to be paid out upon a Named Executive Officer’s termination of employment can only be determined at the time of the executive’s separation from the Company.
Potential Payments upon Termination of Employment/CIC: C. L. Knutson
	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits Due to Termination Event
Severance/Payment to Representative or Estate	$3,238,883	$3,238,883	$6,477,766	$200,000	$6,477,766
Value of Accelerated Equity Awards(1)	2,627,276	2,627,276	1,174,147	—	2,627,276
Deferred Compensation	—	—	—	—	—
Other Benefits	—	68,099	—	11,350	68,099
Total Value of Incremental Benefits	$5,866,159	$5,934,258	$7,651,913	$211,350	$9,173,141
Potential Payments upon Termination of Employment/CIC: G. Kristjansson
	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits Due to Termination Event
Severance/Payment to Representative or Estate	$1,393,887	$1,393,887	$1,393,887	$100,000	$2,090,830
Value of Accelerated Equity Awards(1)	874,153	874,153	401,161	—	874,153
Deferred Compensation	—	—	—	—	—
Other Benefits	—	68,099	—	11,350	68,099
Total Value of Incremental Benefits	$2,268,040	$2,336,139	$1,795,048	$111,350	$3,033,082

Potential Payments upon Termination of Employment/CIC: B. Wulfsohn
	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits Due to Termination Event
Severance/Payment to Representative or Estate	$1,393,887	$1,393,887	$1,393,887	$100,000	$2,090,830
Value of Accelerated Equity Awards(1)	874,153	874,153	401,161	—	874,153
Deferred Compensation	—	—	—	—	—
Other Benefits	—	68,099	—	11,350	68,099
Total Value of Incremental Benefits	$2,268,040	$2,336,139	$1,795,048	$111,350	$3,033,082
Potential Payments upon Termination of Employment/CIC: S. D. Yarad
	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits Due to Termination Event
Severance/Payment to Representative or Estate	—	—	798,333	—	—
Value of Accelerated Equity Awards(1)	$334,000	$334,000	231,757	—	$334,000
Deferred Compensation	—	—	—	—	—
Other Benefits	—	—	—	—	—
Total Value of Incremental Benefits	$334,000	$334,000	$1,030,090	$—	$334,000
Potential Payments upon Termination of Employment/CIC: H. Schwartz
	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits Due to Termination Event
Severance/Payment to Representative or Estate	$—	$—	$815,000	$—	$—
Value of Accelerated Equity Awards(1)	334,000	334,000	231,757	—	334,000
Deferred Compensation	—	—	—	—	—
Other Benefits	—	—	—	—	—
Total Value of Incremental Benefits	$334,000	$334,000	$1,046,757	$—	$334,000
(1)
Value of Accelerated Equity Awards. For purposes of these tables, values for restricted shares, TRSUs and PRSUs are based on $3.89 per share, the closing price of our stock on December 31, 2020. For purposes of these tables, we have assumed that “target” performance metrics with respect to the PRSUs have been achieved.
(a)	Death and Disability
The following incremental benefits would be paid to a Named Executive Officer or his estate or legal representative in the event of his death or Disability:

(i) Severance/Payment to Representative or Estate: For Messrs. Knutson, Kristjansson and Wulfsohn, a payment equal to 100% of the sum of his (a) base salary and (b) the average of the annual bonuses paid to him for the three years prior to termination (the “Three Year Average Bonus”).
(ii) Value of Accelerated Equity Awards: For Messrs. Knutson, Kristjansson and Wulfsohn, amounts represent the aggregate value resulting from the (i) immediate full vesting and settlement of all outstanding TRSUs (and any unpaid dividend equivalents in respect thereof) and (ii) full vesting of outstanding PRSUs as though the executive had remained employed through the end of the applicable performance period, subject to the achievement of applicable performance goals measured through the end of the applicable performance period (including the value of any shares issued in respect of dividends accrued in respect thereof during the applicable performance period).
For Messrs. Yarad and Schwartz, represents the aggregate value resulting from the (i) immediate full vesting and settlement of all outstanding TRSUs (and any unpaid dividend equivalents in respect thereof) and (ii) full vesting of outstanding PRSUs as though the executive had remained employed through the end of the applicable performance period, subject to the achievement of applicable performance goals measured through the end of the applicable performance period (including the value of any shares issued in respect of dividends accrued in respect thereof during the applicable performance period).
For purposes of the above tables, we have assumed that the “target” performance metric with respect to outstanding PRSUs has been achieved.
(iii)
Other Benefits: For Messrs. Knutson, Kristjansson and Wulfsohn, in the event of Disability only, the continued participation, at MFA’s expense, in MFA’s health insurance for himself and his eligible dependents for the 18-month period following the executive’s termination.

(b)	Termination Without Cause/Resignation for Good Reason
The following incremental benefits would be paid to a Named Executive Officer in the event he is terminated without Cause not in connection with a Change in Control or resigns for Good Reason, in either event, not in connection with a Change in Control:
(i) Severance: For Mr. Knutson, a payment equal to 200% of the sum of (a) his base salary and (b) the Three Year Average Bonus. For Messrs. Kristjansson and Wulfsohn, a payment equal to 100% of the sum of (a) his base salary and (b) the Three Year Average Bonus and for Messrs. Yarad and Schwartz, a payment equal to 100% of the sum of (a) his base salary and (b) the Three Year Average Bonus.
(ii) Value of Accelerated Equity Awards: For Messrs. Knutson, Kristjansson and Wulfsohn, amounts represent the aggregate value resulting from the (i) immediate full vesting of all outstanding time-based equity-based awards that would have otherwise vested within 12 months from the date of the executive’s termination (and any unpaid dividend equivalents in respect thereof) and (ii) pro rata vesting of outstanding PRSUs, subject to the achievement of applicable performance goals measured through the end of the applicable performance period (including the value of any shares issued in respect of dividends accrued in respect thereof during the applicable performance period).
For Messrs. Yarad and Schwartz, amount represents the aggregate value resulting from the (i) immediate full vesting and settlement of all outstanding TRSUs (and any unpaid dividend equivalents in respect thereof) and (ii) pro rata vesting of outstanding PRSUs, subject to the achievement of applicable performance goals measured through the end of the applicable performance period (including the value of any shares issued in respect of dividends accrued in respect thereof during the applicable performance period).
For purposes of the above tables, we have assumed that the “target” performance metric with respect to outstanding PRSUs has been achieved and a pro rata portion of the “target” number of PRSUs would vest.
(c)	Termination for Cause/Voluntary Resignation
The following incremental benefits would be paid to Mr. Knutson in the event he is terminated for Cause or resigns without Good Reason and to Mr. Kristjansson or Mr. Wulfsohn in the event he resigns without Good Reason:
(i) Severance: Three months’ base salary pursuant to the “Garden Leave” provisions set forth in the employment agreement.
(ii) Other Benefits: Three months’ continued participation, at our expense, in MFA’s health insurance pursuant to the “Garden Leave” provisions set forth in the applicable executive’s employment agreement.

(d)	Termination/Resignation upon Change in Control
The following incremental benefits would be paid to a Named Executive Officer in the event he resigns or is terminated under certain circumstances in connection with a Change in Control:
“Double Trigger.” For each of Messrs. Knutson, Kristjansson, Wulfsohn, Yarad and Schwartz, benefits would be payable only in the event the executive’s employment is terminated by MFA (other than for Cause), or he resigns for Good Reason, within 12 months following a Change in Control.
(i) Severance: For Mr. Knutson, 200% of the sum of his (a) base salary and (b) Three Year Average Bonus. For Mr. Kristjansson and Mr. Wulfsohn, 150% of the sum of his (a) base salary and (b) Three Year Average Bonus.
(ii) Value of Accelerated Equity Awards: Amounts represent the aggregate value resulting from the immediate full vesting of all outstanding equity-based awards (assuming the achievement of “target” performance in the case of outstanding PRSUs) (and the payment of all dividends and dividend equivalents, including accrued dividends and dividend equivalents, on such awards).
(iii) Other Benefits: For Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn, the continued participation, at MFA’s expense, in MFA’s health insurance plan for himself and his eligible dependents for the 18-month period following the executive’s termination.
Termination Payments Made to Sunil Yadav
As discussed in the CD&A, Mr. Yadav served as one of our Senior Vice Presidents through the date of his termination of employment on September 30, 2020. Pursuant to the terms of his employment agreement in effect at the time of his separation from MFA, we paid to Mr. Yadav in the fourth quarter of 2020 cash severance payments aggregating $1,090,846, which reflected the sum of his base salary at the time of his termination ($300,000) and the average of his prior three years’ annual bonus. In addition, under the terms of his employment agreement, upon his termination an aggregate 48,000 TRSUs (with an aggregate value of $128,640), which had been previously granted to him in 2018, 2019 and 2020, vested and were settled in the form of shares of our Common Stock. Also, Mr. Yadav received an aggregate 12,992 shares of our Common Stock (with an aggregate value of $50,539) upon the vesting on December 31, 2020 and settlement in January 2021, of a portion of the PRSUs granted to him in early 2018. Mr. Yadav also may become entitled to additional shares of our Common Stock upon the vesting and settlement of PRSUs granted to him in February 2019 and February 2020 if certain TSR-based performance conditions are met at the end of their respective three-year performance periods.
Pay Ratio Disclosure
The annual total compensation of our CEO for the year ended December 31, 2020, as reported in the Summary Compensation Table included in this Proxy Statement, was $4,579,952. The median of the annual total compensation of all employees, excluding our CEO, for fiscal year 2020 was $216,214. As a result, we estimate that the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee for fiscal year 2020 was 21.2 to 1.
We identified the median employee by annual total compensation, for all employees excluding our CEO, as of December 31, 2020. We calculated annual total compensation for such employee using the same methodology used for calculating the annual total compensation of our named executive officers as set forth in the Summary Compensation Table.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table presents certain information with respect to our Existing Plan under which our Common Stock may be issued to employees or non-employees (such as directors) as of December 31, 2020, which was approved by our stockholders. Our stockholders have approved all of our equity compensation plans.
Award(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)
Stock Options	-0-	N/A
Restricted Stock Units (RSUs)	3,452,629	N/A(2)
Total	3,452,629	N/A(2)	14,273,190(3)
(1)
All equity-based compensation is granted pursuant to plans that have been approved by our stockholders.
(2)
RSUs include unvested TRSUs and PRSUs and vested but not settled RSUs, TRSUs and PRSUs. A weighted average exercise price is not applicable for our RSUs, as such equity awards result in the issuance of shares of our Common Stock provided that such awards vest and, as such, do not have an exercise price. As of December 31, 2020, 1,569,416 RSUs were vested, 669,039 RSUs were subject to time-based vesting and 1,214,174 RSUs will vest subject to achieving a market condition based on total stockholder return as measured on an absolute basis and relative to the TSR of a group of peer companies.
(3)
Number of securities remaining available for future issuance under equity compensation plans excludes RSUs presented in the table, which were granted prior to December 31, 2020, and remained outstanding at such date. In addition, the number of securities remaining available for issuance does not reflect 818,102 TRSUs and 1,667,022 PRSUs, which were granted after December 31, 2020.

3. ADVISORY (NON-BINDING) RESOLUTION TO
APPROVE EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, and in accordance with the Board’s determination, based on the recommendation of the Compensation Committee, we are seeking an advisory (non-binding) vote on the compensation of our Named Executive Officers (as defined in “Compensation Discussion and Analysis” of this Proxy Statement) as disclosed on pages 22 to 47 of this Proxy Statement. Stockholders are being asked to vote on the following advisory resolution at the Annual Meeting:
“RESOLVED, that the stockholders of MFA Financial, Inc. approve, on an advisory basis, the compensation of MFA’s Named Executive Officers as disclosed in the Proxy Statement for the 2021 Annual Meeting, including the Compensation Discussion and Analysis, Summary Compensation Table and other related tables and disclosures.”
This proposal, commonly known as a Say-on-Pay proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, program design and practices.
You are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section of this Proxy Statement.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us as of the Record Date, regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the Common Stock, (ii) the Named Executive Officers, (iii) our directors and (iv) all of our directors and executive officers as a group.
Name and Business Address(1)	Common Stock Beneficially Owned Shares(2)	Percent of Class
Directors and Officers
Craig L. Knutson	1,320,971	*
Gudmundur Kristjansson	349,641	*
Bryan Wulfsohn	216,592	*
Stephen D. Yarad	144,931	*
Harold E. Schwartz	120,428	*
James A. Brodsky	94,832	*
Laurie S. Goodman	11,419	*
Robin Josephs	105,913	*
George H. Krauss	122,171	*
Francis J. Oelerich III	19,697	*
Lisa Polsky	-0-	*
Richard C. Wald	-0-	*
All directors and executive officers as a group (13 persons)	2,600,764	*

5% Beneficial Owners
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	45,017,854	9.9%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	43,383,408	9.57%
Affiliates of Starwood Capital Group Global II, L.P.(5) 591 West Putnam Avenue Greenwich, CT 06830	38,021,670	8.39%
FMR LLC(6) 245 Summer Street Boston, MA 02210	24,154,609	5.28%
(*)	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)	The business address of each director and Named Executive Officer is c/o MFA Financial, Inc., One Vanderbilt Avenue, 48th Floor, New York, New York 10017.
(2)
Each director and Named Executive Officer has sole or shared voting and investment power with respect to these shares, except that Mr. Krauss’s spouse has sole voting and investment power with respect to 22,223 shares. Amounts exclude any TRSUs and PRSUs that do not settle within 60 days of the Record Date.

(3)
On its Schedule 13G/A (Amendment No. 9) filed with the SEC on January 29, 2021, Blackrock, Inc. reported beneficially owning 45,017,854 shares of Common Stock, comprised of the following: (i) sole voting power with respect to 44,155,250 shares of Common Stock beneficially owned by it and (ii) sole dispositive power with respect to 45,017,854 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 9.9%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.

(4)
On its Schedule 13G/A (Amendment No. 7) filed with the SEC on February 10, 2021, The Vanguard Group reported beneficially owning 43,383,408 shares of Common Stock, comprised of the following: (i) shared voting power with respect to 453,020 shares of Common Stock beneficially owned by it, (ii) sole dispositive power with respect to 42,573,272 shares of Common Stock beneficially owned by it and (iv) shared dispositive power with respect to 810,136 shares of Common Stock beneficially owned by it.

The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 9.57%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.

(5)
On its Schedule 13D filed with the SEC on September 18, 2020, entities affiliated with Starwood Capital Group Global II, L.P. reported beneficially owning an aggregate 38,021,670 shares of Common Stock. The Schedule 13D reports a beneficial ownership percentage of shares of Common Stock of 8.39%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of Schedule 13D, or subsequent sales or purchases by the reporting entity.

(6)
On its Schedule 13G/A (Amendment No. 8) filed with the SEC on February 8, 2021, FMR LLC reported beneficially owning 24,154,609 shares of Common Stock, comprised of the following: (i) sole voting power with respect to 757 shares of Common Stock beneficially owned by it and (ii) sole dispositive power with respect to all 24,154,609 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of approximately 5.28%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.

OTHER MATTERS
The Board knows of no other business to be presented at the Annual Meeting. If other matters should properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.
SUBMISSION OF STOCKHOLDER PROPOSALS
Any stockholder intending to present a proposal at our 2022 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting in accordance Rule 14a-8 of the SEC’s proxy rules must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 28, 2021.
Pursuant to our current Bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of our stockholders, which is not intended to be included in the proxy statement for such annual meeting, must notify us in writing not earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2022 Annual Meeting of Stockholders must notify us in writing of such proposal by 5:00 p.m. Eastern Time December 28, 2021, but in no event earlier than November 28, 2021.
Any such nomination or proposal should be sent to the attention of our Secretary at MFA Financial, Inc., One Vanderbilt Avenue, 48th Floor, New York, New York 10017 and must include the applicable information required by our Bylaws.
HOUSEHOLDING OF PROXY MATERIALS
The SEC permits companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: MFA Financial, Inc., One Vanderbilt Avenue, 48th Floor, New York, New York 10017, Attention: Secretary, or by calling our investor relations phone line at (212) 207-6488. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us as specified above or their respective brokers.

MISCELLANEOUS
We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the internet and by mail, but may also be made by our directors, executive officers, employees and representatives by telephone, facsimile transmission, electronic transmission, internet, mail or in person. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We have retained Saratoga Proxy Consulting, LLC, 520 Eighth Avenue, 14th Floor, New York, New York 10018, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $11,000 plus reimbursement of certain out-of-pocket expenses. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE ATTENTION OF OUR SECRETARY AT MFA FINANCIAL, INC., ONE VANDERBILT AVENUE, 48TH FLOOR, NEW YORK, NEW YORK 10017.
By Order of the Board

Harold E. Schwartz Secretary
New York, New York
April 21, 2021

MFA FINANCIAL, INC.

350 PARK AVENUE, 20TH FLOOR
NEW YORK, NEW YORK 10022

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 1, 2021 (May 27, 2021, for participants in the MFA Financial, Inc. 401(k) Savings Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE DURING MEETING - www.virtualshareholdermeeting.com/MFA2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 1, 2021 (May 27, 2021, for participants in the MFA Financial, Inc. 401(k) Savings Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D41659-P49514-Z79115

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MFA FINANCIAL, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Robin Josephs	☐	☐	☐
1b. Craig L. Knutson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐
3. Approval of the advisory (non-binding) resolution to approve the Company's executive compensation.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon any other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) on the records of the company and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such under signature(s). Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

D41660-P49514-Z79115

MFA FINANCIAL, INC.
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

The undersigned stockholder of MFA Financial, Inc., a Maryland corporation (the "Company"), hereby authorizes and appoints Craig L. Knutson, George H. Krauss and/or Harold E. Schwartz, or any of them or their respective successors, as proxies for the undersigned, with full power of substitution in each of them, to attend the 2021 Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held via a live webcast on Wednesday, June 2, 2021, at 2:00 p.m. Eastern Time, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at and otherwise to represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST (i) "FOR" EACH NOMINEE FOR DIRECTOR, (ii) "FOR" THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021 AND (iii) "FOR" THE APPROVAL OF THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION, EACH AS DESCRIBED IN THE PROXY STATEMENT. THIS PROXY IS REVOCABLE. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3.

(Continued and to be marked, dated and signed on the reverse side)